As filed with the Securities and Exchange Commission on May 12, 2020

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated May 12, 2020

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the SEC). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Digital Development Partners, Inc.

20,000,000 Shares of Common Stock

By this Offering Circular, Digital Development Partners, Inc., a Nevada corporation, is offering for sale a maximum of 20,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $____[$0.04-$0.50] per share, pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $1,000 of the Offered Shares is required in this offering. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments.

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public	Commissions (1)	Proceeds to Company (2)
Common Stock	20,000,000	$___[$0.04-$0.50]	$-0-	$____[$800,000-$10,000,000]

(1)	We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.
(2)	Does not account for the payment of expenses of this offering estimated at $7,500. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “DGDM” in the OTC Pink marketplace of OTC Link. On May 11, 2020, the closing price of our common stock was $0.0312 per share.

Investing in the Offered Shares is speculative and involves substantial risks. You should purchase such securities only if you can afford a complete loss of your investment. See Risk Factors, beginning on page 4, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” (page 11). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _________, 2020.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms “we”, “us” and “our” refer and relate to Digital Development Partners, Inc. (to become Black Bird Potentials Inc.), a Nevada corporation, including its wholly-owned subsidiary, Black Bird Potentials Inc., a Wyoming corporation.

Our Company

We were incorporated in the State of Nevada in 2006 under the name “Cyprium Resources Inc.”, which was changed in August 2009 to “Digital Development Partners, Inc.” Through 2014, our company was involved, first, in the mining industry and, then, in the communications industry. From 2015 until the January 2020 acquisition of Black Bird Potentials Inc., a Wyoming corporation (“Black Bird”), our company was a “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. In January 2020, we filed a Certificate of Amendment to our Articles of Incorporation to change our corporate name to “Black Bird Potentials Inc.” The effective time of this corporate action, for purposes of the stock market, will depend on the date on which FINRA issues its approval thereof.

Founded in October 2018, Black Bird manufactures and sells zero-THC CBD products, including CBD Oils and CBD-infused and other personal care products. In addition, Black Bird is a licensed grower of industrial hemp under the Montana Hemp Pilot Program. Black Bird is the exclusive distributor in the U. S. and Canada for MiteXstream, a plant-based biopesticide effective in the eradication of spider mites, a pest that destroys crops, especially cannabis, hops, coffee and house plants. EPA approval of MiteXstream is expected in late 2020. (See “Business”).

Offering Summary

Securities Offered	The Offered Shares, 20,000,000 shares of common stock, are being offered by our company.
Offering Price Per Share	$____[$0.04-$0.50] per Offered Share.
Shares Outstanding Before This Offering	150,100,000 shares of common stock issued and outstanding as of the date of this Offering Circular.
Shares Outstanding After This Offering	170,100,000 shares of common stock issued and outstanding, assuming a maximum offering hereunder.
Minimum Number of Shares to Be Sold in This Offering	None
Investor Suitability Standards	The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors so long as their investment in the Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).
Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “DGDM” in the OTC Pink marketplace of OTC Link.
Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).
Use of Proceeds	We will apply the proceeds of this offering for the purchase of inventories, product testing expenses, sales and marketing expenses, hemp production, construction of a CBD extraction facility, general and administrative expenses and working capital. (See “Use of Proceeds”).
Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.
Corporate Information	Our principal executive offices are located at 17800 Castleton Street, Suite 300, City of Industry, California 91748; our telephone number is (626) 581-3335; our corporate website is located at www.bbpotentials.com. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements. As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements.

Risks Related to Our Company

There is doubt about our ability to develop as a viable business, and it is expected that we will need additional funding. Our active business operations are one year old. Our current efforts are focused on developing sales of our zero-THC Grizzly Creek Naturals CBD products, while our parallel long-term efforts are focused on obtaining biopesticide certification for our MiteXstream product. To date, we have derived a modest level of revenues. We must obtain capital, in order to pursue our complete plan of business. Further, there can be no assurance that any one of our business activities will prove to be successful.

It is possible that the novel Coronavirus pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the novel Coronavirus pandemic result in long-term economic weakness in the United States and/or globally, our ability to establish our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness.

We may be unable to obtain sufficient capital to pursue our growth strategy. We do not possess sufficient financial resources to implement our complete business plan. We are currently seeking available sources of capital. There is no assurance that we will obtain needed capital, nor is there any assurance that our business will be able to generate revenues that are sufficient to sustain our operations. We are not able to offer assurance that we will be able to obtain needed sources of financing to satisfy our working capital needs.

We do not have a successful operating history. We are without a history of successful business operations, which makes a purchase of Offered Shares speculative in nature. Because of this lack of operating history, it is difficult to forecast our future operating results. Additionally, our operations are subject to risks inherent in the establishment of a new business, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing awareness and acceptance of our products.

There are risks and uncertainties encountered by early-stage companies. As an early-stage company, we are unable to offer assurance that we will be able to overcome the lack of recognition for the Grizzly Creek Naturals and, later, the MiteXstream brand names and our lack of capital.

We may not be successful in establishing our business model. We are unable to offer assurance that we will be successful in bringing our products to market and earning a profit from such efforts. Should we fail to implement successfully our business plan, you can expect to lose your entire investment in the Offered Shares.

We may never earn a profit. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit from our operations.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our business, which could place a significant strain on our operations, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of our executive officers’ serving without current compensation; the loss of these officers could disrupt our operations and adversely affect the development of our business. Our success in establishing our business operations will depend, primarily, on the continued service of our President, Fabian G. Deneault, and our Vice President, Eric Newlan. We have not yet entered into employment agreements with Messrs. Deneault and Newlan, although we expect to do so in the near future. (See “Executive Compensation”). However, the loss of service of either of such persons, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our business plan is not based on independent market studies. We have not commissioned any independent market studies concerning the market for any of our zero-THC Grizzly Creek Naturals CBD products, for MiteXstream or for our planned other industrial hemp products. Rather, our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and assumptions of our executive officers. If these assumptions prove to be incorrect, we may not be successful in establishing our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Business

We may not be able to compete effectively in our intended markets. None of our products enjoys name recognition and many of our competitors possess substantially greater resources, financial and otherwise, than does our company. There is no assurance that we will be able to establish our business and compete successfully in this environment.

We may suffer sluggish or negative sales growth as a result of the novel Coronavirus pandemic. It is possible that the negative economic impact caused by the novel Coronavirus pandemic will result in long-term economic weakness in the United States and/or globally and our ability to establish our business would be severely negatively impacted. It is possible that our company would not be able to survive as a going business during any such long-term economic weakness.

Introduction of new products by competitors could harm our competitive position and results of operations. The respective markets for our products – our zero-THC Grizzly Creek Naturals CBD products and MiteXstream biopesticide – are characterized by severe competition, evolving industry standards, evolving business and distribution models, price cutting, with resulting downward pressure on gross margins, and price sensitivity on the part of customers. In particular, with respect to our CBD products, we face the risk that there exist minimal barriers to the entry of competitors into the market segment.

Our future success will depend on our ability to gain product name recognition and customer loyalty, as well as our being able to anticipate and respond to emerging standards and other unforeseen changes. If we fail to satisfy such standards of operation, our operating results could suffer. Further, intra-industry consolidations may result in stronger competitors and may, therefore, also harm our future results of operations.

In the near term, we expect to have difficulty in procuring certain of the raw materials necessary to manufacture our hand sanitizer products. With the appearance of the novel Coronavirus pandemic in the United States in January 2020, consumers and businesses quickly depleted available supplies of hand sanitizer, which circumstance remains. Due to the current circumstances, it is expected that, for the foreseeable future, we will have difficulty in procuring sufficient raw materials, particularly alcohol, required for us to manufacture enough hand sanitizer to meet our customers’ demands. We may also face a circumstance whereby we would be unable to purchase needed quantities of raw materials at prices that permit us to maintain a competitive level of pricing for our customers. These circumstances, should they occur, would negatively affect our operating results.

If we fail to maintain a positive reputation with consumers concerning our products, we may not be able to develop loyalty to our products, and our operating results may be adversely affected. We believe a positive reputation with customers to be highly important in developing loyalty to our products. To the extent our products are perceived as low quality or otherwise not compelling to potential customers, our ability to establish and maintain a positive reputation and product loyalty may be adversely impacted.

We will be subject to payment processing risk. A portion of purchases of our products will be made online by customers using credit/debit cards. For the foreseeable future, we will rely on third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, our revenue, operating expenses and results of operation could be adversely impacted.

Laws and regulations affecting the regulated industrial hemp industry are in a constant state of flux, which could negatively affect our business, and we cannot predict the impact that future regulations may have on us. Local, state and federal industrial hemp laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business operations. In addition, it is likely that regulations may be enacted in the future that will be directly applicable to our CBD business. We are unable to predict the nature of any future laws, regulations, interpretations or applications, nor are we able to determine the effect any such additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our CBD business.

FDA regulation of industrial hemp and industrial-hemp-derived CBD could negatively affect the industrial hemp industry, which could adversely affect our financial condition. While the 2018 Farm Bill recently legalized industrial hemp, the U.S. Food and Drug Administration (FDA) intends to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA is in the process of issuing rules and regulations, including CGMPs (certified good manufacturing practices) related to the licensing of growth, cultivation, harvesting and processing of industrial hemp. Companies may need to perform clinical trials to verify efficacy and safety, which could prove costly and delay production and profits. It appears likely the FDA will require that facilities where hemp is grown be registered and comply with certain federally prescribed regulations which have not yet been released. In the event that some or all of these regulations are imposed, we are unable to predict what the impact would be on the industrial hemp industry, what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations and or registration as may be prescribed by the FDA, we may be unable to continue to operate our business in its current form or at all, to the extreme detriment to our financial operating results and condition.

Because we manufacture and sell CBD products, it is possible that, in the future, we may have difficulty accessing the service of banks. While industrial hemp cultivation was legalized by the 2018 Farm Bill, the FDA is choosing to regulate certain hemp products, including CBD. It is possible that the circumstances surrounding the FDA’s handling of CBD-related issues could cause us to have difficulty securing services from banks, in the future.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by competitors, the value of our brands may be diminished, and our business adversely affected. We rely, and expect to continue to rely, on a combination of confidentiality and license agreements with employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brands, including Grizzly Creek Naturals and MiteXstream, may be diminished, and the perception of our products may become confused in the marketplace. In such circumstance, our business could be adversely affected.

Our operating results can be expected to be seasonal. With respect to MiteXstream, sales can be expected to be seasonal in nature, with greater sales volumes occurring during the warmer months of the growing season. However, because our business is only in its nascent stage, we are unable to predict how our operating results will be affected by such seasonality.

Pests, disease, severe weather, natural disasters and other conditions could result in substantial losses to our planned industrial hemp crops and weaken our financial condition. Pests, crop disease, severe weather conditions, such as floods, droughts and windstorms, and natural disasters could adversely affect our ability to produce our planned industrial hemp crops. Should any such adverse event occur, it can be expected that we would lose our investment in the affected industrial hemp crops.

We could be subject to product liability claims. The sale of Grizzly Creek Naturals CBD products and MiteXstream involves, and will involve, the risk of injury to customers and others. There can be no assurance that the use or consumption of any of one of our products will not cause a health-related illness or that it will not be subject to claims or lawsuits relating to such matters. Any such claims or liabilities might not be covered by our insurance. Thus, there is no assurance that we would not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage, resulting in cash outlays that could, if significant enough in nature, materially and adversely affect our results of operations and financial condition.

Environmental and other regulation could adversely impact our planned industrial hemp farming business, by increasing production costs. Because our planned industrial hemp farming business can be expected to use fertilizers, pesticides and other agricultural products, we will be subject to regulations relating to their use and disposal. A decision by a regulatory agency to restrict significantly the use of such products that have traditionally been used in the production of hemp could have an adverse impact on us. In addition, if a regulatory agency were to determine our company not to be in compliance with a regulation in that agency’s jurisdiction, this could result in substantial penalties.

Risks Related to Our Organization and Structure

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Risks Related to a Purchase of the Offered Shares

We may seek capital that may result in shareholder dilution or that may have rights senior to those of our common stock, including the Offered Shares. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our common stock is a “Penny Stock,” which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

It is possible that our common stock will continue to be thinly traded and its market price highly volatile. Our common stock is quoted in the over-the-counter market under the symbol “DGDM” in the OTC Pink marketplace of OTC Link. For over the past five years, our common stock has traded sporadically and has been extremely limited in nature. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low-priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. Even with our recent acquisition of Black Bird, no assurance can be given that the market for our common stock will become robust or less volatile.

The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of investors;
•	changes in expectations as to our future financial performance, including financial estimates by investors;
•	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
•	changes in our capital structure;
•	changes in market valuations of other CBD-related companies;
•	announcements of innovations or new products by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	lack of success in the expansion of our business operations;
•	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;
•	additions or departures of key personnel;
•	asset impairment;
•	temporary or permanent inability to offer products or services; and
•	rumors or public speculation about any of the above factors.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. Our current shareholders, including our officers and directors, hold shares of our restricted common stock, but will be able to sell their shares in the market. Beginning in the first quarter of 2021, in general, our officers and directors and 10% shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

Future issuances of debt securities and equity securities could negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing shareholders. In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends. Upon liquidation, it is possible that holders of our debt securities and other loans and preferred stock would receive a distribution of our available assets before common shareholders. We are not required to offer any such additional debt or equity securities to existing shareholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, would dilute the holdings of our existing common shareholders and such issuances, or the perception of such issuances, could reduce the market price of shares of our common stock.

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward-looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection, in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

DILUTION

The discussion below assumes that our acquisition of Black Bird Potentials Inc. had occurred on September 30, 2019. For purposes hereof, “net tangible book value” is derived from the information set forth in our pro forma balance sheet on page F-30 hereof. Net tangible book value per share represents the amount of our total pro forma assets (total pro forma assets less pro forma intangible assets) less total pro forma liabilities divided by the total number of shares outstanding.

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net pro forma as adjusted tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of September 30, 2019, was $62,282, or $0.00 per share.

The tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares

Offering price per share

Net tangible book value per share as of September 30, 2019

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2019

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$[$0.04-$0.50] $0.00 [$0.005-$0.059] [$0.005-$0.059] [$0.035-$0.441]
Assuming the Sale of 75% of the Offered Shares

Offering price per share

Net tangible book value per share as of September 30, 2019

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2019

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$[$0.04-$0.50] $0.00 [$0.004-$0.046] [$0.004-$0.046] [$0.036-$0.454]
Assuming the Sale of 50% of the Offered Shares

Offering price per share

Net tangible book value per share as of September 30, 2019

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2019

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$[$0.04-$0.50] $0.00 [$0.003-$0.032] [$0.003-$0.032] [$0.037-$0.468]
Assuming the Sale of 25% of the Offered Shares

Offering price per share

Net tangible book value per share as of September 30, 2019

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2019

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$[$0.04-$0.50] $0.00 [$0.001-$0.016] [$0.001-$0.016] [$0.039-$0.484]

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold Gross proceeds Offering expenses	5,000,000 $[200,000-2,500,000] 7,500	10,000,000 $[400,000-5,000,000] 7,500	15,000,000 $[600,000-7,500,000] 7,500	20,000,000 $[800,000-10,000,000] 7,500
Net proceeds	$[192,500-2,492,500]	$[392,500-4,992,500]	$[592,500-7,492,500]	$[792,500-9,992,500]

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%		50%		75%		100%
Product Manufacturing		$375,000		$750,000		$1,500,000		$2,132,500
Purchase of Inventories		300,000		600,000		900,000		1,500,000
Repayment of Indebtedness (1)		50,000		50,000		50,000		50,000
New Product Development		50,000		100,000		200,000		400,000
Product Testing		20,000		40,000		60,000		60,000
Hemp Production		200,000		400,000		600,000		600,000
CBD Extraction Facility		200,000		400,000		400,000		600,000
Sales and Marketing		740,000		1,530,000		2,250,000		3,250,000
General & Administrative Expenses		450,000		900,000		1,200,000		1,200,000
Working Capital		107,500		215,000		332,500		500,000
TOTAL	$	[192,500-2,492,500]	$	[392,500-4,992,500]	$	[592,500-7,492,500]	$	[792,500-9,992,500]

(1)	The indebtedness to be repaid with such proceeds includes the following: (a) a loan of $25,000 by a third party, which debt, incurred in April 2020, is due in January 2021; the promissory note underlying such indebtedness is convertible into shares of our common stock at the rate of one share for each $.001 of debt converted any time after August 30, 2020; the proceeds from this loan were applied to operating expenses and for working capital; and (b) a loan of $25,000 by a third party, which debt, incurred in April 2020, is due in January 2021; the promissory note underlying such indebtedness is convertible into shares of our common stock at the rate of one share for each $.001 of debt converted any time after August 30, 2020; the proceeds from this loan were applied to operating expenses and for working capital.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industries in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 20,000,000 Offered Shares on a best-efforts basis, at a fixed price of $____[$0.04-$0.50] per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our President, Fabian G. Deneault. Mr. Deneault will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Deneault is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Deneault:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:

•     primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

•     was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

•     did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 7.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 7% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please go to www.bbpotentials.com and electronically receive and review the information set forth on such website.

Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described therein, which are:

•	Electronically execute and deliver to us a subscription agreement; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our website at www.bbpotentials.com, as well as on the SEC's website, www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor's funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $1,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $250.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors, so long as their investment in Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Issuance of Certificates

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 225,000,000 shares of common stock, $.001 par value per share. As of the date of this Offering Circular, there were 150,100,000 shares of our common stock issued and outstanding, held by 69 holders of record.

Common Stock

The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As of the date of this Offering Circular, our officers and directors own, directly or indirectly, a total of 103,010,322 shares, or approximately 68.63%, of our outstanding common stock, which ownership percentage would be reduced to approximately 60.56%, assuming all of the Offered Shares are sold in this offering, and, thereby, control all corporate matters relating to our company. (See “Risk Factors —Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Pre-emptive Rights

As of the date of this Offering Circular, no holder of any shares of our common stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not disclosed herein.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Transhare Corporation, 2849 Executive Drive, Suite 200, Clearwater, Florida 33762, as the transfer agent for our common stock. Transhare’s website is located at: www.transhare.com. No information found on Transhare’s website is part of this Offering Circular.

BUSINESS

Our Company After Acquiring Black Bird Potentials Inc.

With the acquisition of Black Bird Potentials Inc., our company emerged from its long-standing status as a “shell company.” Our Board of Directors has adopted the business plan of Black Bird and our company’s ongoing operations now include those of Black Bird. The following sets forth information regarding our company that reflects these recent changes.

Impending Corporate Name Change

On January 2, 2020, holders of approximately 68% of our common stock, acting by written consent in lieu of a meeting, approved a change of our corporate name from Digital Development Partners, Inc. to “Black Bird Potentials Inc.” On January 31, 2020, we filed the Certificate of Amendment to our Articles of Incorporation that is to effect this corporate action. The effective time of this corporate action, for stock market purposes, will depend on the date on which FINRA issues its approval of our related filing.

History of Our Company

We were incorporated in the State of Nevada in 2006 under the name “Cyprium Resources Inc.”, which was changed in August 2009 to “Digital Development Partners, Inc.” Through 2014, our company was involved, first, in the mining industry and, then, in the communications industry. From 2015 until the January 2020 acquisition of Black Bird, our company was a “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. In January 2020, we filed a Certificate of Amendment to our Articles of Incorporation to change our corporate name to “Black Bird Potentials Inc.” The effective time of this corporate action, for purposes of the stock market, will depend on the date on which FINRA issues its approval thereof.

Founded in October 2018, Black Bird Potentials Inc. manufactures and sells zero-THC CBD products, including CBD Oils and CBD-infused personal care products. In addition, Black Bird is a licensed grower of industrial hemp under the Montana Hemp Pilot Program. Black Bird is the exclusive distributor in the U. S. and Canada for MiteXstream, a plant-based biopesticide effective in the eradication of spider mites, a pest that destroys crops, especially cannabis, hops, coffee and house plants. EPA approval of MiteXstream is expected in late 2020.

Current Status

In January 2020, we acquired Black Bird Potentials Inc., a Wyoming corporation. Our Board of Directors and a majority of our shareholders have approved a change of our corporate name to “Black Bird Potentials Inc.” In January 2020, application was made to FINRA for approval and implementation of the corporate name change. The effective date of the corporate name change, for stock market purposes, will be announced, once determined.

In connection with our acquisition of Black Bird, there occurred a change in control of our company. The business plan of Black Bird has been adopted by our Board of Directors and our company’s ongoing operations now include those of Black Bird.

Business Overview

We are engaged in the manufacture and sale of products containing Cannabidiol, or CBD, derived from industrial hemp that contains no more than 0.3% tetrahydrocannabinol (THC), the principal psychoactive constituent of cannabis (marijuana). All of these products are marketed under the “Grizzly Creek Naturals” brand name as zero-THC products.

Black Bird is a licensed participant in the Montana Hemp Pilot Program, under which it is a legal grower of industrial hemp.

Also, we own the exclusive rights to distribute an environmentally-friendly plant-based biopesticide (which will sell under the MiteXstream brand name) that targets spider mites, which are a significant problem in the cultivation of cannabis (marijuana and industrial hemp) and hops, among other crops. EPA approval of MiteXstream as a plant-based biopesticide is expected in late 2020. Sales of MiteXstream will not commence until EPA certification is achieved.

Our corporate website is located at: www.bbpotentials.com. No information found on our company’s website is part of this Offering Circular.

Hemp-Related Businesses

Hemp. Hemp, or “industrial hemp”, is a variety of the Cannabis sativa plant species that is grown specifically for the industrial uses of its derived products. According to a 2015 article by Wesley Tourangeau entitled “Re-defining Environmental Harms: Green Criminology and the State of Canada’s Hemp Industry” appearing in the Canadian Journal of Criminology & Criminal Justice, hemp was one of the first plants to be spun into usable fiber some 10,000 years ago.

Hemp is capable of being refined into a variety of commercial items, including biodegradable plastics, “hemp-crete,” paper, textiles, paint, biofuel, food and animal feed.

Although cannabis as a drug (marijuana) and industrial hemp both derive from the species Cannabis sativa and contain the psychoactive component tetrahydrocannabinol (THC), they are distinct strains with unique phytochemical compositions and uses. Industrial hemp has significantly lower concentrations of THC and higher concentrations of Cannabidiol (CBD), which decreases or eliminates its psychoactive effects. In the United States, hemp has long been heavily regulated.

Recent Changes in Federal Law. In December 2018, President Trump signed the 2018 Farm Bill. Under the 2018 Farm Bill, industrial hemp is now legal in the United States—with restrictions. Prior to the 2018 Farm Bill, industrial hemp (that which contained less than 0.3% THC) could be grown legally under allowed pilot programs that were approved by both the U.S. Department of Agriculture and state departments of agriculture—the Montana Hemp Pilot Program (the “MT Hemp Program”) under which Black Bird is licensed is one such pilot program. The previous system permitted small-scale expansion of hemp cultivation for limited purposes. The 2018 Farm Bill is more expansive. It allows hemp cultivation broadly, not simply pilot programs for studying market interest in hemp-derived products. It explicitly allows the transfer of hemp-derived products across state lines for commercial or other purposes. The 2018 Farm Bill also puts no restrictions on the sale, transport or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law. The new Farm Bill does not, however, create a completely free system in which individuals or businesses can grow hemp whenever and wherever they want.

In fact, a common misunderstanding that exists about the 2018 Farm Bill is that CBD is legalized. While it is true that Section 12619 of the Farm Bill removes hemp-derived products from its Schedule I status under the Controlled Substances Act, the legislation does not legalize CBD generally. The 2018 Farm Bill ensures that any cannabinoid—a set of chemical compounds found in the cannabis (hemp) plant—that is derived from hemp will be legal, if and only if that hemp is produced in a manner consistent with the 2018 Farm Bill, associated federal regulations, associated state regulations and by a licensed grower. All other cannabinoids produced in any other setting remain a Schedule I substance under federal law and are, thus, illegal.

Industrial Hemp Industry Information. Spurred on by extremely strong growth in CBD sales, industrial hemp production more than doubled in 2017, with similar growth forecast through at least the next decade. CBD represents the fastest growing subset of the U.S. industrial hemp market. According to a recent report by Brightfield Group, hemp-derived CBD is projected to be a $22 billion annual market by 2022. The report also estimates that CBD sales will experience an approximate year-over-year growth rate of 55%.

At the start of 2018, Vote Hemp, an advocacy organization, stated that acreage dedicated to industrial hemp production stood at 23,000 acres, up from 10,000 acres at the beginning of 2017.

Currently, the majority of hemp products sold in the U.S.—such as hemp foods, healthcare products, textiles and building materials—are imported from other countries. However, as domestic restrictions continue to ease, U.S. companies are acquiring, and are expected to continue to acquire, a greater percentage of the hemp product market, both in the U.S. and internationally.

Hemp-Related Operations. Our company’s hemp-related operations will include three separate functions, each of which will be managed as a separate business. These functions are (a) the cultivation of hemp, (b) the extraction of CBD from the cultivated hemp and (c) the manufacture, sale and distribution of CBD products.

< cultivation of hemp ➞ extraction of cbd ➞ cbd products >

Montana Hemp Pilot Program. Industrial hemp was authorized as an alternative agricultural crop by the Montana Legislature, Sections 80-18-101 through 80-18-111 of Montana Code Annotated. The MT Pilot Program is the embodiment of this Montana law which provides a framework for legal commercial industrial hemp production in Montana.

Black Bird is a licensed hemp grower in the MT Pilot Program. During the Fall of 2019, we harvested our first small crop of industrial hemp. We chose to grow a small first crop of industrial hemp in an indoor facility owned by our President, Fabian G. Deneault, as a means of learning, first hand, more about the horticultural needs of industrial hemp, rather than to grow a large, commercial crop. Should future business conditions warrant, we intend to expand our industrial hemp growing operations into available nearby indoor facilities, as well as to available farmland in the Ronan, Montana, area. No prediction can yet be made with respect to our future industrial hemp growing operations.

Each 13 months, our indoor growing operations will be capable of producing four full crops of industrial hemp. In Montana, our outdoor growing operations would be capable of producing a single full crop of hemp each calendar year.

Once harvested, our hemp crops would be transported to our planned CBD extraction facility to be located in the Ronan, Montana, area.

< cultivation of hemp ➞ extraction of cbd ➞ cbd products >

CBD Extraction Facility. We intend to construct a CBD extraction facility in the Ronan, Montana, area, the precise size and location of which has not yet been determined.

In addition to extracting CBD from our own hemp crops for use in our Grizzly Creek Naturals CBD products, we will seek to establish our company as the leading CBD extraction facility in the State of Montana. Our efforts in this regard are supported by the rules of the MT Pilot Program. There is no assurance that we will be able to so establish our company’s CBD extraction facility.

By establishing a CBD extraction facility, we expect that we would enjoy a significant reduction in the cost of CBD compared to purchasing needed CBD from third parties, as we do currently.

Information Regarding Hemp CBD Extraction. CBD is one of the three main chemicals found in the trichomes of the cannabis plant. There are several methods for extracting CBD from cannabis, including industrial hemp. The most common methods use a form of solvent. This can be a liquid solvent, an oil solvent or CO2.

Liquid Solvent Extraction. In this method, plant material, like flowers and trim, are put into a container. Liquid solvent (usually butane, isopropyl alcohol, hexane or ethanol) is run through the plant matter to strip it of “cannabinoids” and “flavors” and transfer them into the liquid. Then, the liquid is evaporated away from this mixture to leave only concentrated chemicals and flavors in the form of an oil.

Oil Extraction. Using oils, especially olive oil, to extract cannabinoids from hemp and cannabis is a practice believed to date back to Biblical times. First, raw plant material must be decarboxylated, or heated to a specific temperature for a certain length of time to activate the chemicals in the plant. Plant material is then added to olive oil and heated to 100°C for 1-2 hours to extract the cannabinoids.

CO2 Extraction. Carbon Dioxide (CO2) is a unique molecule that can function as any state of matter—solid, liquid or gas— depending on the pressure and temperature under which it is kept. Because variables like pressure and temperature have to be kept very specific in a CO2 extraction process, this extraction method is usually done with a piece of equipment called a “closed-loop extractor”. This machine has three chambers: the first chamber holds solid, pressurized CO2, the second chamber contains dry plant material and the third chamber separates the finished product.

When performing the extraction, the solid CO2 from the first chamber is pumped into the second with the plant material. This second chamber is kept at a specific pressure and temperature which causes the CO2 to behave more like a liquid so that it runs through the plant material and extracts chemicals and flavors, much like in the liquid solvent process. Then, the CO2-cannabinoid mixture is pumped into a third chamber where it is kept at an even lower pressure and higher temperature so that the CO2 gas rises to the top of the chamber while the oils containing chemicals and flavors from the plant material fall to the bottom to be collected for consumption.

Our planned CBD extraction facility will employ a CO2 extraction process.

Post-CBD Extraction. Following the CBD extraction process, the hemp remains substantially intact. Our management has yet to determine how the post-extraction hemp will be processed into one or more products into which hemp is able to be refined.

< cultivation of hemp ➞ extraction of cbd ➞ cbd products >

Grizzly Creek Naturals.

CBD Products. We have created “Grizzly Creek Naturals” as the brand name for our CBD-related products, which are manufactured by our company using CBD purchased from third parties. Once we begin producing commercial quantities of industrial hemp and extracting the CBD therefrom, we will begin to use all of our own CBD and supplement it with CBD from third parties, as necessary.

We have expanded our line of zero-THC Grizzly Creek Naturals CBD products and currently manufacture and sell the following items:

•	CBD Oil: Original, Huckleberry and Cherry Flavors in 100mg, 250mg, 500mg and 1000mg dosages.
•	CBD-Infused Body Butter (500mg): Unscented and Huckleberry Scent.
•	CBD-Infused Lip Balm (30mg): Huckleberry Scent
•	Bath Bomb with 50mg of CBD: Eucalyptus, Lavender and Citrus Scents.

During the second quarter of 2020, we intend to introduce a CBD-infused hand sanitizer.

Other Products. In April 2020, we began sales of our Grizzly Creek Naturals hand sanitizer to distributors, directly to retail customers and directly to consumers through our website, having completed our initial FDA product listing in March 2020.

In the near future, we intend to introduce CBD products for small and large animals under our Grizzly Creek Naturals brand name.

Distribution. Currently, our products are distributed by us directly to retail outlets in Montana and sold to consumers through our website: www.grizzlycreeknaturals.com. In addition, our products are distributed to retail outlets and directly to customers by our distributors.

During the second quarter of 2019, we began to seek distributors for our Grizzly Creek Naturals CBD products. During the third quarter of 2019, we entered into separate distribution agreements with two distributors, CBD INC Limited Liability Partnership (the “Nevada Distributor”), who focuses on distribution of our products in Nevada, and Gorilla Mitts, LLC (the “California Distributor”). In March 2020, we entered into a regional development and distribution agreement with Northland Partners, LLC (the “Tri-State Distributor”), who will focus on distribution of our products in North Dakota, South Dakota and Minnesota. Each of these distributors has the right to distribute our Grizzly Creek Naturals CBD products anywhere in the United States.

We continue to seek additional distributors who are able to demonstrate, to our management’s satisfaction, an ability to develop robust sales for our Grizzly Creek Naturals CBD products.

Grizzly Creek Naturals Retail Stores.

First Store. In October 2019, the Nevada Distributor celebrated the grand opening of its first Grizzly Creek Naturals retail store, which is located at 1331 South Commerce Street, Las Vegas, Nevada 89102. In addition to retail operations, the Nevada Distributor uses the facility as its initial distribution hub.

Additional Stores. The Nevada Distributor has stated its intention to establish a total of approximately 10 Grizzly Creek Naturals retail stores: up to four additional locations in the City of Las Vegas, as well as locations outside of the City of Las Vegas, including Henderson, Mesquite and Boulder City, Nevada, and Needles, California. There is no assurance that the Nevada Distributor will be successful in establishing any additional stores.

In addition, the Tri-State Distributor has indicated that it intends to explore the possibility of opening one or more Grizzly Creek Naturals store in its area of focus. No assurance can be given that any such store will be established.

Perceived Benefits of CBD. The current growth in sales of CBD products is primarily due to perceived benefits expressed by those who have used CBD products. While our company does not make any claims as to the effectiveness or potential benefits of CBD, the following perceived benefits expressed by those which have used CBD products include, among others:

• Relief for Chronic Pain • Reduces Seizures • Reduces Anxiety and Depression • Reduces Inflammation	• Promotes Healthy Weight • Improves Heart Health • Improves Skin Conditions
(Source: CBD Oil Benefits and Uses for Pain, Anxiety, Cancer and More, Dr. Josh Axe, DC, DMN, CNS; https://draxe.com/cbd-oil-benefits)

Competitive Strengths and Weaknesses. With respect to our Grizzly Creek Naturals products, we believe our company possesses the following competitive strengths and weaknesses:

Competitive Strengths:	•	our products are produced using high-quality ingredients
	•	we enjoy low overhead costs

Competitive Weaknesses:	•	none of our products enjoys brand name recognition
	•	we possess limited capital
	•	we have limited personnel

Competition. The market for CBD products is growing rapidly and the competition for customers is highly competitive and highly fragmented, with no significant barriers to entry. We expect competitive conditions to increase over time.

Regulation. Under the 2018 Farm Bill, CBD products may be sold legally, if and only if the hemp from which the CBD is derived is produced in a manner consistent with the 2018 Farm Bill, associated federal regulations, associated state regulations and by a licensed grower. Our CBD products are in compliance with the provisions of the 2018 Farm Bill.

MiteXstream

Approval as Biopesticide. We intend to have MiteXstream approved as a biopesticide by the U.S. Environmental Protection Agency, and, thereafter, approved, initially, for use in the various states. We expect the cost of such process to total approximately $50,000. To assist our company in this approval process, we have retained Spring Regulatory Sciences, Spring, Texas, an EPA pesticide consulting firm. In January 2020, the application for MiteXstream to be certified as a biopesticide was filed with the EPA. It is expected that EPA approval will be obtained in approximately ten months. Assuming EPA approval, application would be made to the various states for approval; the state approval process takes between one and eight months, variously.

Until we obtain the required pesticide certifications, we will not sell any MiteXstream. As soon as we have obtained the required pesticide approvals, we intend to launch immediately our planned MiteXstream sales and distribution efforts.

Background—The Spider Mite Problem. Our President, Fabian G. Deneault, was, from 2017 through 2019, a licensed dispenser of medical marijuana (MMJ) in the State of Montana and, as such, was permitted to grow marijuana plants for use in his MMJ dispensary business. As a licensed medical marijuana grower, Mr. Deneault encountered infestations of spider mites on his plants. To combat the spider mites, Mr. Deneault developed the MiteXstream formulation (see “Product Effectiveness” below).

Mr. Deneault soon came to understand that the spider mite issue is an industry-wide issue. In fact, in addition to marijuana, spider mites are a significant pest in the production of industrial hemp, coffee and hops, among other agricultural products.

Product Effectiveness. In testing done by our company, we have determined that, when mixed with water at the prescribed dilution rate, MiteXstream is effective in eliminating spider mites and their eggs, with no risk of plant damage.

Further, based on independent lab testing (see results under “Independent Lab Testing” below), users of MiteXstream are able to treat their cannabis (marijuana) plants through the day of harvest and still satisfy state-level pesticide testing standards.

Independent Lab Testing. In January 2019, Stillwater Labs, an Olney, Montana-based medical marijuana testing facility, concluded its testing of a cannabis sample treated only with MiteXstream. In addition to testing for pesticides prohibited by the State of Montana, Stillwater Labs also tested for pesticides prohibited by the State of Oregon, the most stringent state-level marijuana testing standard. The results of this testing, presented as being measured in parts per billion (PPB), are set forth below.

montana pesticide testing standard

Analyte	Montana Allowable Limit (PPB)	MiteXstream Treated Sample (PPB)	Analyte	Montana Allowable Limit (PPB)	MiteXstream Treated Sample (PPB)
Abamectin Acequinocy Bifenazate Bifenthrin Chlormequat Chloride Cyfluthrin Daminozide Etoxazole Fenoxycarb Imazalil	500 2000 200 200 1000 1000 1000 200 200 200	0 0 0 0 0 0 0 0 0 0	Imidacloprid Myclobutanil Paclobutrazol Pyrethrin I Spinosyn A Spinosyn D Spiromefesin Spirotetramat Trifloxystrobin	400 200 400 1000 200 200 200 200 200	0 0 0 0 0 0 0 0 0

oregon pesticide testing standard

Analyte	Oregon Allowable Limit (PPB)	MiteXstream Treated Sample (PPB)	Analyte	Oregon Allowable Limit (PPB)	MiteXstream Treated Sample (PPB)
Abamectin
Acequinocy
Bifenazate
Bifenthrin
Chlormequat Chloride
Cyfluthrin
Daminozide
Etoxazole
Fenoxycarb
Imazalil
Imidacloprid
Myclobutanil
Paclobutrazol
Pyrethrin I
Spinosyn A
Spinosyn D
Spiromefesin
Spirotetramat
Trifloxystrobin
Acephate
Acetamiprid
Aldicarb
Azoxystrobin
Boscalid
Carbaryl
Carbofuran
Chloantraniliprole
Chlorpyrifos	500 2000 200 200 N/A 1000 1000 200 200 200 400 200 400 1000 200 200 200 200 200 400 200 400 200 400 200 200 200 200	0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0	Clofentezine
Cypermethrin
Diazinon
Dichlorvos
Dimethoate
Etofenprox
Fenpyroximate
Fipronil
Flonicamid
Fludioxonil
Hexythiazox
Kresoxym-methyl
Malathion
Metalaxyl
Methiocarb
Methomyl
Oxamyl
Permethrins
Phosmet
Piperonyl Butoxide
Prallethrin
Propiconazole
Pyridaben
Spiroxamine
Tebuconazole
Thiacloprid
			Thiamethoxam	200 1000 200 100 200 400 400 400 1000 400 1000 400 200 200 200 400 1000 200 200 2000 200 400 200 400 400 200 200	0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 1* 0 0 0 0 0 0 0 0 0

* Noted in the report of Stillwater Labs as possible ambient environmental contamination.

Insurance

We have not yet purchased product liability or other insurance. However, our management intends to secure a commercially reasonable product liability insurance policy in May 2020.

Intellectual Property

In General. We regard our rights to intellectual property pertaining to “Grizzly Creek Naturals” and “MiteXstream” and our business know-how as having significant value and as being an important factor in the marketing of our products. Our policy is to establish, enforce and protect our intellectual property rights using the intellectual property laws.

Patents. Currently, we own no interest in any patent or patent application. None of the products that we sell in our business is the subject of any patent or patent application. Due to such lack of patent protection, neither our company nor our licensor may be able to defend our or its rights to such intellectual property. (See “Risk Factors”).

Trademarks. We are the owner of the following trademarks: “Grizzly Creek Naturals” and “MiteXstream”. In the near future, we intend to file for registration of these trademarks with the U.S. Patent and Trademark Office.

Employees

We currently have no employees other than our current executive officers. Upon our obtaining adequate funding, we expect that we would hire a small number of employees. We have used, and, in the future, expect to use, the services of certain outside consultants and advisors as needed on a consulting basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Basis of Presentation

Because our company was a “shell company” from 2014 through all of 2019, this section presents information concerning Black Bird for the periods and as of the dates indicated. This information includes Black Bird’s financial results, as well as narrative descriptions thereof. In addition, where appropriate, this section presents pro forma financial information, which assumes our company’s acquisition of Black Bird had occurred on certain prior dates, as indicated.

Cautionary Statement

The following discussion and analysis should be read in conjunction with our financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	Only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure.
•	Reduced disclosure about our executive compensation arrangements.
•	Not having to obtain non-binding advisory votes on executive compensation or golden parachute arrangements.
•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of these reduced reporting burdens herein, and the information that we provide may be different than what you might get from other public companies in which you hold stock.

Critical Accounting Policies

Our accounting policies are discussed in detail in the footnotes to our financial statements beginning on page F-1. We consider our critical accounting policies related to revenue recognition, inventory and fair value of financial instruments.

Our management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Overview and Outlook

We are engaged in the manufacture and sale of products containing Cannabidiol, or CBD, derived from industrial hemp that contains no more than 0.3% tetrahydrocannabinol (THC), the principal psychoactive constituent of cannabis (marijuana). All of these products are marketed under our “Grizzly Creek Naturals” brand name as zero-THC products. Black Bird (now our wholly-owned subsidiary) is a licensed participant in the Montana Hemp Pilot Program, under which it is a legal grower of industrial hemp.

Also, we own the exclusive rights to distribute an environmentally-friendly plant-based biopesticide (which will sell under the MiteXstream brand name) that targets spider mites, which are a significant problem in the cultivation of cannabis (marijuana and industrial hemp) and hops, among other crops. EPA approval of MiteXstream as a biopesticide is expected in late 2020. Sales of MiteXstream will not commence until EPA certification is achieved.

Principal Factors Affecting Our Financial Performance

Our future operating results will be primarily affected by the following factors:

•	our ability to attract and retain customers for our Grizzly Creek Naturals CBD products;
•	our ability to maintain the value proposition of MiteXstream, once certified as a biopesticide, vis-a-vis other available pest control products; and
•	our ability to contain our operating costs.

We expect that our revenues will increase from quarter to quarter for the foreseeable future, beginning with the quarter ending June 30, 2020. We expect to incur operating losses through at least June 30, 2020, until sales volumes of our Grizzly Creek Naturals CBD products increase significantly. Further, because of our current lack of capital and the current lack of brand name awareness of Grizzly Creek Naturals, we cannot predict the levels of our future revenues.

Based on informal testing done by, and discussions with, cannabis (marijuana and industrial hemp) cultivation industry participants, our management believes that MiteXstream will become the most dynamic, fastest growing part of our business. The impact of these operations is expected to arrive beginning in the first quarter of 2021.

Results of Operations

Nine Months Ended September 30, 2019 (the “Current Period”). During the Current Period, Black Bird generated $19,847 (unaudited) in revenues and incurred a net loss of $56,956 (unaudited). For all of 2020, we expect that sales of our zero-THC Grizzly Creek Naturals CBD products will increase significantly, although we are unable to predict the amount of such increase. Likewise, as sales of our Grizzly Creek Naturals products increase, our monthly expenses can be expected to increase at a similar rate, although we are unable to predict the amount of such increase.

Nine Months Ended September 30, 2019, Pro Forma. On a combined basis (our company and Black Bird), during the Current Period we generated $19,847 (unaudited) in revenues, but incurred a net loss of $146,206 (unaudited), due to our company’s net loss of $89,250 (unaudited) and Black Bird’s net loss of $56,956 (unaudited) during the Current Period.

Year Ended December 31, 2018 (the “Initial Period”). During the Initial Period, we generated no revenues and incurred only nominal expenses.

Year Ended December 31, 2018, Pro Forma. On a combined basis (our company and Black Bird), during the Initial Period, we generated no revenues and incurred a net loss of $121,248 (unaudited), due primarily to our company’s net loss of $121,110 (unaudited) during the Initial Period.

Plan of Operation

Hemp/CBD Products. Our company’s hemp-related operations will include three separate functions, each of which will be managed as a separate business. These functions are (a) the cultivation of hemp, (b) the extraction of CBD from the cultivated hemp and (c) the manufacture, sale and distribution of CBD products.

Cultivation. Black Bird is a licensed hemp grower in the Montana Hemp Pilot Program (MT Pilot Program). During the Fall of 2019, we harvested our first small crop of industrial hemp. We chose to grow a small first crop of industrial hemp in an indoor facility owned by our President, Fabian G. Deneault, as a means of learning, first hand, more about the horticultural needs of industrial hemp, rather than to grow a large, commercial crop. Should future business conditions warrant, we intend to expand our industrial hemp growing operations into available nearby indoor facilities, as well as to available farmland in the Ronan, Montana, area. No prediction can yet be made with respect to our future industrial hemp growing operations. Each 13 months, our indoor growing operations will be capable of producing four full crops of industrial hemp. In Montana, our outdoor growing operations would be capable of producing a single full crop of hemp each calendar year. Once harvested, our hemp crops would be transported to our planned CBD extraction facility to be located in the Ronan, Montana, area.

Extraction. We intend to construct a CBD extraction facility in the Ronan, Montana, area, the precise size and location of which has not yet been determined. In addition to extracting CBD from our own hemp crops for use in our zero-THC Grizzly Creek Naturals CBD products, we intend to establish our company as the leading CBD extraction facility in the State of Montana. Our efforts in this regard are supported by the rules of the MT Pilot Program which require that all hemp grown in Montana be processed within Montana. There is no assurance that we will be able to so establish our company’s CBD extraction facility. By establishing a CBD extraction facility, we expect that we would enjoy a significant reduction in the cost of CBD compared to purchasing needed CBD from third parties, as we do currently. Following the CBD extraction process, the hemp remains substantially intact. Our management has yet to determine how the post-extraction hemp will be processed into one or more products into which hemp is able to be refined.

Grizzly Creek Naturals.

CBD Products. We have created “Grizzly Creek Naturals” as the brand name for our CBD-related products, which are manufactured by our company using CBD purchased from third parties. Once we begin producing commercial quantities of industrial hemp and extracting the CBD therefrom, we will begin to use all of our own CBD and supplement it with CBD from third parties, as necessary.

We have expanded our line of zero-THC Grizzly Creek Naturals CBD products and currently manufacture and sell the following items:

•	CBD Oil: Original, Huckleberry and Cherry Flavors in 100mg, 250mg, 500mg and 1000mg dosages.
•	CBD-Infused Body Butter (500mg): Unscented and Huckleberry Scent.
•	CBD-Infused Lip Balm (30mg): Huckleberry Scent
•	Bath Bomb with 50mg of CBD: Eucalyptus, Lavender and Citrus Scents.

During the second quarter of 2020, we intend to introduce a CBD-infused hand sanitizer.

Other Products. In April 2020, we began sales of our Grizzly Creek Naturals hand sanitizer to distributors, directly to retail customers and directly to consumers through our website, having completed our initial FDA product listing in March 2020.

In the near future, we intend to introduce CBD products for small and large animals under our Grizzly Creek Naturals brand name.

Distribution. Currently, our products are distributed by us directly to retail outlets in Montana and sold to consumers through our website: www.grizzlycreeknaturals.com. In addition, our products are distributed to retail outlets and directly to customers by our distributors.

MiteXstream. We intend to have MiteXstream approved as a biopesticide by the U.S. Environmental Protection Agency, and, thereafter, approved, initially, for use in the various states. In January 2020, the application for MiteXstream to be certified as a biopesticide was filed with the EPA. It is expected that EPA approval will be obtained in approximately ten months. Assuming EPA approval, application would be made to the various states for approval; the state approval process takes between one and eight months, variously. Until we obtain the required pesticide certifications, we will not sell any MiteXstream. As soon as we have obtained the required pesticide approvals, we intend to launch immediately our planned MiteXstream sales and distribution efforts.

Based on informal testing done by, and discussions with, cannabis cultivation industry participants, our management believes that MiteXstream will become the most dynamic, fastest growing part of our business. However, no prediction can be made in this regard.

Financial Condition, Liquidity and Capital Resources

Recent Capital Source. In April 2020, we obtained a total of $50,000 in loans from two third parties ($25,000 from each). In consideration of each loan, we issued a $25,000 face amount convertible promissory note that bears interest at 10% per annum, with principal and interest due in January 2021. Each such convertible promissory note may be converted into shares of our common stock at the rate of one share for each $.001 of debt converted anytime after August 30, 2020. A portion of the proceeds from this offering will be used to repay these loans. (See “Use of Proceeds”).

September 30, 2019. At September 30, 2019, Black Bird had $18,611 (unaudited) in cash and working capital of $66,771 (unaudited), compared to $37,662 in cash and working capital of $42,662 at December 31, 2018. From its inception in October 2018 through December 31, 2019, Black Bird had derived a total of approximately $216,000 in cash from sales of its common stock. Our current cash position of approximately $25,000 is adequate for our company to maintain its present level of operations through the remainder 2020. However, we must obtain additional capital from third parties to implement our full business plans. There is no assurance that we will be successful in obtaining such additional capital, including through this offering.

September 30, 2019, Pro Forma. On a combined basis (our company and Black Bird), we had working capital of $62,282 (unaudited) at September 30, 2019.

December 31, 2018. At December 31, 2018, Black Bird had $37,662 in cash and working capital of $42,662.

Off Balance Sheet Arrangements

As of September 30, 2019, and December 31, 2018, there were no off-balance sheet arrangements.

Contractual Obligations

To date, we have not entered into any long-term obligations that require us to make monthly cash payments.

Capital Expenditures

We made no capital expenditures during the Current Period. With the proceeds of this offering, we intend to expect to make capital expenditures related to the establishment of our industrial hemp production and CBD extraction business. The specific amount of such capital expenditures cannot be estimated currently.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of our company’s current directors and executive officers.

Name	Age	Position(s)
Fabian G. Deneault Eric Newlan William E. Sluss Jack Jie Qin L. A. Newlan, Jr.	52 58 63 60 85	Director, Chairman of the Board, President Director, Vice President, Secretary Director, Vice President–Finance, Chief Financial Officer Director Director

Our Directors serve until the earlier occurrence of the election of his successor at the next meeting of shareholders, death, resignation or removal by the Board of Directors. Officers serve at the discretion of our Board of Directors.

Eric Newlan is the son of L. A. Newlan, Jr. There exist no other family relationships between our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Fabian G. Deneault became our company’s President and a Director upon our acquisition of Black Bird, January 2020. Mr. Deneault is a founder of Black Bird and has served as President and as a Director since its inception in October 2018. From January 2017 through December 2019, Mr. Deneault owned and operated Grizzly Creek Medical Cannabis, a proprietorship licensed as a medical marijuana dispensary in the State of Montana. Since June 2016, Mr. Deneault has been President of Touchstone Enviro Solutions, Inc., a purveyor of environmentally-friendly products and an affiliate of our company. From 2014 through April 2016, Mr. Deneault owned and operated PetroXg3 LLC, a purveyor of environmentally-friendly products. For more than 10 years prior to that, Mr. Deneault was engaged in petrochemical sales.

Eric Newlan became our company’s Vice President and a Director upon our acquisition of Black Bird, January 2020. Mr. Newlan is a founder of Black Bird and has served as Vice President, Secretary and as a Director since its inception in October 2018. Since 1987, Mr. Newlan has been a shareholder in the Flower Mound, Texas, law firm of Newlan & Newlan, Ltd., a firm engaged principally in the area of securities regulation, as well as general business counsel. Since June 2016, Mr. Newlan has been Vice President of Touchstone Enviro Solutions, Inc., a purveyor of environmentally-friendly products and an affiliate of our company. From October 2012 to October 2015, Mr. Newlan served as a director, and from April to October 2015, Mr. Newlan served as CEO, of Green Life Development, Inc., a Las Vegas, Nevada-based a purveyor of environmentally-friendly products. Mr. Newlan earned a B.A. degree in Business from Baylor University, Waco, Texas, and a J.D. degree from the Washburn University School of Law, Topeka, Kansas. Mr. Newlan is a member of the Texas Bar.

L. A. Newlan, Jr. became a Director of our company upon our acquisition of Black Bird, January 2020. Mr. Newlan was born in Morristown, New Jersey. After a public school education in Daytona Beach, Florida, he served a three-year tour of duty in the United States Marine Corps, from 1953-1956. Mr. Newlan earned a B.A. in Political Science from the University of California at Los Angeles, in 1961, and a J.D. degree from Loyola University of Los Angeles School of Law, Los Angeles, California, in 1964. He has engaged in the private practice of law in California (1965-1977), Kansas (1977-1984) and Texas (1984-Present). Since 1987, Mr. Newlan has been a shareholder in the Flower Mound, Texas, law firm of Newlan & Newlan, Ltd., a firm engaged principally in the area of securities regulation, as well as general business counsel. In addition to the practice of law, during his career, Mr. Newlan has engaged in business in the oil and gas industry, international construction and engineering and alcoholic beverage distribution. Mr. Newlan is a member of the Texas Bar.

Jack Jie Qin has been a Director of our company since February 2010. From February 2010 until our acquisition of Black Bird in January 2020, Mr. Qin served as our President, Chief Executive Officer and Secretary. Mr. Qin has been President, Chief Executive Officer and Chairman of the Board of EFT Holdings, Inc., a Los Angeles, California-based product sales company, since November 2007. Since July 2016, Mr. Qin has served as a Director and President/CEO of HeavenStone Corp., a Temecula, California-based real estate development company. Since 2002, Mr. Qin has been the President of EFT Inc., the predecessor of EFT Holdings, Inc. From July 1998 to December 2002, Mr. Qin was the President of eFastTeam International, Inc. located in Los Angeles, California. Between June 1992 and December 1997 Mr. Qin was the President of LA Import & Export Company, also located in Los Angeles, California. In May 1991, Mr. Qin earned an MBA degree from Emporia State University, Emporia, Kansas. In May 1982, Mr. Qin graduated from Jiangxi Engineering Institute in Nanchang, China, with a major in Mechanical Engineering.

William E. Sluss has been our Principal Financial and Accounting Officer since January 2011. In January 2020, Mr. Sluss became a Director, Vice President–Finance and Chief Financial Officer of our company. Between August 2010 and January 2011, Mr. Sluss coordinated our accounting and financial reporting. Between 2008 and 2010, Mr. Sluss was the Chief Financial Officer for AcccuForce Staffing Services in Kingsport, Tennessee. Between 2002 and 2008 Mr. Sluss was the Chief Financial Officer and Treasurer for Studsvik, Inc., a nuclear services company based in Erwin, Tennessee. Mr. Sluss is a Certified Public Accountant in the State of Virginia and received his Bachelor of Science degree in accounting from the University of Virginia’s College at Wise, Wise, Virginia.

Conflicts of Interest

Our company will purchase MiteXstream concentrate from Touchstone Enviro Solutions, Inc., a company controlled by three of our directors, Fabian G. Deneault, Eric Newlan and L. A. Newlan, Jr. Due to this circumstance, it is possible that these persons could be in a conflict of interest position at a time in the future. Should any such conflict of interest arise, Messrs. Deneault, Newlan and Newlan will, in accordance with the fiduciary duty to our company and our shareholders, resolve any such conflict of interest by exercising utmost good faith and fair dealing.

Corporate Governance

In General. We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole. During 2019, our then Sole Director did not hold a meeting, but took action by written consent in lieu of a meeting on two occasions.

Executive Committee. Our Board of Directors created an Executive Committee to facilitate management between meetings of the full Board of Directors. The Executive Committee is composed of Fabian G. Deneault (chairman), William E. Sluss and Eric Newlan. To date, the Executive Committee has not held a meeting, but has taken an action by written consent in lieu of a meeting on one occasion. Pursuant to our Bylaws and the charter of the Executive Committee, between meetings of the full Board of Directors, the Executive Committee has the full power and authority of the Board of Directors in the management of our business and affairs, except to the extent limited by Nevada law.

Independence of Board of Directors

None of our directors is independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Vice President and Secretary, Eric Newlan, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Mr. Newlan collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

EXECUTIVE COMPENSATION

In General

Currently, our management is unable to estimate accurately when, if ever, our company will possess sufficient capital, whether derived from sales revenues, this offering or otherwise, for the payment of salaries to our management.

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jack Jie Qin Former President	2019 2018 2017	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---
William E. Sluss Vice President–Finance and Chief Financial Officer	2019 2018 2017	37,000 37,000 37,000	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	37,000 37,000 37,000
Fabian G. Deneault * President	2019 2018 2017	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---
Eric Newlan * Vice President	2019 2018 2017	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---

* This person did not become an officer and director of our company until January 2020.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jack Jie Qin (1)	---	---	---	---	n/a	---	n/a	---	---
William E. Sluss	---	---	---	---	n/a	---	n/a	---	---
Fabian G. Deneault	---	---	---	---	n/a	---	n/a	---	---
Eric Newlan	---	---	---	---	n/a	---	n/a	---	---

(1)  Mr. Qin ceased being an officer of our company effective January 1, 2020, though he remains a Director.

Employment Agreements

We have not entered into employment agreements with our executive officers, although it is our intention to do so in the future. None of the terms of such employment agreements has been determined.

Outstanding Equity Awards

Our Board of Directors has made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no employee incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Offering Circular, we had 150,100,000 shares of common stock issued and outstanding. The following table sets forth information known to us relating to the beneficial ownership of shares of our voting securities by: each person who is known by us to be the beneficial owner of more than 5% of our outstanding voting stock; each director; each named executive officer; and all named executive officers and directors as a group. Unless otherwise indicated, the business address of each person listed is in care of Digital Development Partners, Inc., 17800 Castleton Street, Suite 300, City of Industry, California 91748. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	Before This Offering		After This Offering
Name and Address of Beneficial Owner	Shares Owned	Percentage Owned (1)	Shares Owned	Percentage Owned (2)
Executive officers and directors
Fabian G. Deneault	49,746,253	33.16%	49,746,253	29.25%
Eric Newlan	24,658,703 (3)	16.44%	24,658,703 (3)	14.50%
Jack Jie Qin	2,831,661 (4)	1.89%	2,831,661 (4)	1.66%
William E. Sluss	1,115,002	*	1,115,002	*
L. A. Newlan, Jr.	24,658,703 (5)	16.44%	24,658,703 (5)	14.50%
Officers and directors, as a group (5 persons)	103,010,322 (6)	68.63	103,010,322 (6)	60.56%
5% Owners
EF2T, Inc. (7)	19,215,740	12.81%	19,215,740	11.30%

*	Less than 1%.
(1)	Based on 150,100,000 shares issued and outstanding, before this offering.
(2)	Based on 170,100,000 shares issued and outstanding, after this offering.
(3)	These shares are owned of record by Newlan & Newlan, Ltd., a law firm owned by Eric Newlan and L. A. Newlan, Jr.
(4)	These shares are owned of record by Astonia LLC. Jack Jie Qin, a Director of our company, is the sole manager of this entity.
(5)	These shares are owned of record by Newlan & Newlan, Ltd., a law firm owned by Eric Newlan and L. A. Newlan, Jr. However, 21,442,356 of these shares are beneficially owned by Cruciate Irrevocable Trust, of which trust L. A. Newlan, Jr. is a trustee.
(6)	Included in these shares are (a) 24,658,703 shares owned of record by Newlan & Newlan, Ltd. (See Note 3), (b) 2,831,661 shares owned of record by Astonia LLC (see Note 4) and (c) 24,658,703 shares owned of record by Newlan & Newlan, Ltd. (See Note 5).
(7)	This entity is owned by Wen Qin, the sister of Jack Jie Qin, a Director of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Black Bird Acquisition

Our new Directors, Fabian G. Deneault, Eric Newlan, L. A. Newlan, Jr. and William E. Sluss, collectively owned, directly and indirectly, 75.33% of the issued and outstanding shares of common stock of Black Bird and 100% of the issued and outstanding voting preferred stock of Black Bird. Pursuant to the Merger Agreement with Black Bird, Mr. Deneault, Eric Newlan, L. A. Newlan, Jr. and Mr. Sluss were issued a total of 100,178,661 shares our common stock. The table below sets forth information relating to such persons’ acquiring their respective shares of capital stock of Black Bird and the number of shares of our common stock issued to each of them.

Name	Black Bird Capital Stock Beneficial Ownership	Total Consideration Paid for Black Bird Capital Stock	Common Stock Issued Pursuant to Merger Agreement
Fabian G. Deneault	Common Stock: 22,700,000 shares Preferred Stock: 500,000 shares	$4,250 in cash	49,746,253 shares
Eric Newlan	Common Stock: 11,250,000 shares (1) Preferred Stock: 250,000 shares (1)	$125 in cash	24,658,703 shares (2)
L. A. Newlan, Jr.	Common Stock: 11,250,000 shares (1) Preferred Stock: 250,000 shares (1)	$125 in cash	24,658,703 shares (3)
William E. Sluss	Common Stock: 520,000 shares	Consulting services valued at $7,000	1,115,002 shares

(1) (2) (3)

These shares were purchased of record by Newlan & Newlan, Ltd., a law firm owned by Eric Newlan and L. A. Newlan, Jr.

These shares are owned of record by Newlan & Newlan, Ltd., a law firm owned by Eric Newlan and L. A. Newlan, Jr.

These shares are owned of record by Newlan & Newlan, Ltd., a law firm owned by Eric Newlan and L. A. Newlan, Jr. However, 21,442,356 of these shares are beneficially owned by Cruciate Irrevocable Trust, of which trust L. A. Newlan, Jr. is a trustee.

Loans from Related Parties

As of December 31, 2019, we had outstanding loan balances due to related parties, as follows:

Name of Lender	Principal Amount Due	Accrued Interest Amount Due	Total Amount Due
EFT Holdings, Inc.*	$642,692	$251,762	$894,454
EF2T, Inc.	$105,250	$4,742	$109,992
Astonia LLC	$137,000	$1,997	$138,997

* Until our acquisition of Black Bird, EFT Holdings, Inc. was our majority shareholder.

Upon the consummation of the acquisition of Black Bird, the effective date of which was January 1, 2020, all of the principal and accrued interest due to the parties listed above was repaid pursuant to separate debt forgiveness agreements. (See “Debt Forgiveness Transactions with Related Parties” below).

Debt Forgiveness Transactions with Related Parties

In conjunction with the Merger Agreement with Black Bird, we entered into debt forgiveness agreements with related parties, as follows:

•	EFT Holdings, Inc.: we issued 18,221,906 shares of common stock to our former majority shareholder, EFT Holdings, Inc., in payment of $894,454 of indebtedness, principal and accrued interest, pursuant to a debt forgiveness agreement.

•	EF2T, Inc.: we issued 2,240,768 shares of common stock to a related party, EF2T, Inc., in payment of $109,992 of indebtedness, principal and accrued interest, pursuant to a debt forgiveness agreement.

•	Astonia LLC: we issued 2,831,661 shares of common stock to a related party, Astonia LLC, in payment of $138,997 of indebtedness, principal and accrued interest, pursuant to a debt forgiveness agreement.

Cancellation of Stock Transaction with Related Party

In conjunction with the Merger Agreement with Black Bird, we entered into a cancellation of stock agreement with our former majority shareholder, EFT Holdings, Inc., whereby we cancelled all 79,265,000 shares of common stock then owned by EFT Holdings, Inc.

Distribution and Private Label Agreement

At its inception, Black Bird entered into a Distribution and Private Label Agreement (the “Distribution Agreement”) with Thoreauvian Product Services, LLC (“TPS”), a company controlled by three of our directors, Fabian G. Denault, Eric Newlan and L. A. Newlan, Jr., relating to our MiteXstream biopesticide (the “Private Label Product”). The Distribution Agreement contains the following important provisions: Black Bird has the exclusive right to distribute and sell the Private Label Products in the United States and Canada; Black Bird is required to pay a $20,000 exclusivity fee to TPS; Black Bird is required to purchase $20,000 of the Private Label Products in conjunction with the signing of the Distribution Agreement and to purchase not less than $20,000 of the Private Label Products each year; and the initial term of the Distribution Agreement is 10 years, with a single 10-year renewal term. During 2019, Black Bird made the required payments under the Distribution Agreement.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan & Newlan, Ltd., Flower Mound, Texas, a law firm of which two of our directors, Eric Newlan and L. A. Newlan, Jr., are the shareholders. Newlan & Newlan, Ltd. owns of record 49,317,406 shares of our common stock. However, 21,442,356 of these shares are beneficially owned by Cruciate Irrevocable Trust, of which trust L. A. Newlan, Jr. is a trustee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Digital Development Partners, Inc.

Unaudited Financial Statements for the Nine Months Ended September 30, 2019

Audited Financial Statements for the Years Ended December 31, 2018 and 2017

Black Bird Potentials Inc.

Unaudited Financial Statements for the Nine Months Ended September 30, 2019

Audited Financial Statements for the Year Ended December 31, 2018

Digital Development Partners, Inc.

Unaudited Pro Forma Financial Statements

Unaudited Pro Forma Balance Sheet at September 30, 2019	F-31
Unaudited Pro Forma Statement of Operations for the Nine Months Ended September 30, 2019	F-32
Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2018	F-33
Notes to Unaudited Pro Forma Financial Statements	F-34

DIGITAL DEVELOPMENT PARTNERS, INC.

Balance Sheets

(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash	$1,534	$4,733
Total Assets	1,534	4,733
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$253,755	$231,553
Related party loan payables	855,857	792,008
Total Liabilities	1,109,612	1,023,561
Stockholders’ Deficit
Common stock, $0.001 par value; 225,000,000 shares authorized, 85,970,665 shares issued and outstanding at September 30, 2019, and December 31, 2018, respectively	85,971	85,971
Additional paid-in capital	7,488,946	7,488,946
Accumulated deficit	(8,682,995)	(8,593,745)
Total Stockholders’ Deficit	(1,108,078)	(1,018,828)
Total Liabilities and Stockholders’ Deficit	$1,534	$4,733

The accompanying notes are an integral part of these unaudited financial statements.

DIGITAL DEVELOPMENT PARTNERS, INC.

Statements of Operations

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Operating Expenses
General and administrative	$20,244	$13,622	$58,432	$51,797
Total operating expenses	20,244	13,622	58,432	51,797
Loss from operations	(20,244)	(13,622)	(58,432)	(51,797)
Other Expense
Interest Expense	(10,612)	(9,526)	(30,818)	(27,812)
Total Other Expense	(10,612)	(9,526)	(30,818)	(27,812)
Net Loss	$(30,856)	$(23,148)	$(89,250)	$(79,609)

Net Loss Per Common Share:
Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding:
Basic and Diluted	85,970,665	85,970,665	85,970,665	85,970,665

The accompanying notes are an integral part of these unaudited financial statements.

DIGITAL DEVELOPMENT PARTNERS, INC.

Statements of Changes in Stockholders’ Deficit

For the Nine Months Ended September 30, 2019 and 2018

(unaudited)

	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, December 31, 2017	85,970,665	$85,971	$7,488,946	$(8,472,635)	$(897,718)
Net Loss	---	---	---	(22,768)	(22,768)
Balance, March 31, 2018	85,970,665	85,971	7,488,946	(8,495,403)	(920,486)
Net Loss	---	---	---	(33,693)	(33,693)
Balance, June 30, 2018	85,970,665	85,971	7,488,946	(8,529,096)	(954,179)
Net Loss	---	---	---	(23,148)	(23,148)
Balance, September 30, 2018	85,970,665	85,971	7,488,946	(8,552,244)	(977,327)
Balance, December 31, 2018	85,970,665	85,971	7,488,946	(8,593,745)	(1,018,828)
Net Loss	---	---	---	(29,416)	(29,416)
Balance, March 31, 2019	85,970,665	85,971	7,488,946	(8,623,161)	(1,048,244)
Net Loss	---	---	---	(28,978)	(28,978)
Balance, June 30, 2019	85,970,665	85,971	7,488,946	(8,652,139)	(1,077,222)
Net Loss	---	---	---	(30,856)	(30,856)
Balance, September 30, 2019	85,970,665	$85,971	$7,488,946	$(8,682,995)	$(1,108,078)

The accompanying notes are an integral part of these unaudited financial statements.

DIGITAL DEVELOPMENT PARTNERS, INC.

Statements of Cash Flows

(unaudited)

Nine Months Ended September 30,

		2019		2018
Cash flows from operating activities:
Net Loss		$(89,250)		$(79,609)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Accounts payable and accrued liabilities		34,879		39,259
Net cash used in operating activities		(54,371)		(40,350)
Cash flows from financing activities:
Proceeds from related party notes		135,500		43,510
Repayments on related party loans		(84,328)		---
Net cash provided by financing activities		51,172		43,510
Net increase (decrease) in cash		(3,199)		3,160
Cash, beginning of period		4,733		1,573
Cash, end of period		$1,534		$4,733
Supplemental cash flow disclosure
Interest paid	$	---	$	---
Taxes paid	$	---	$	---
Non-cash investing and financing transactions
Expenses paid directly by related party on behalf of the Company		$12,677		$14,147

The accompanying notes are an integral part of these unaudited financial statements.

DIGITAL DEVELOPMENT PARTNERS, INC.

Notes to Financial Statements

September 30, 2019

(unaudited)

1. Basis of Presentation and Nature of Operations

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information required by GAAP for complete annual financial statement presentation.

These unaudited interim financial statements, as of September 30, 2019 and for the three and nine months ended September 30, 2019 and 2018, reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary to fairly present the Company’s financial position and the results of its operations for the periods presented, in accordance with the accounting principles generally accepted in the United States of America. Operating results for the three and nine months ended September 30, 2019, are not necessarily indicative of the results to be expected for other interim periods or for the full year ending December 31, 2019. These unaudited interim financial statements should be read in conjunction with the financial statements and accompanying notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities Exchange Commission.

2. Going Concern

The Company’s unaudited interim financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The Company also has a working capital deficit as of September 30, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s capital requirements will depend on many factors, including the success of the Company’s researching for new markets. The Company plans to continue financing its operations with cash received from financing activities, more specifically from related party loans.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s future activities will generate sufficient revenues to sustain its operations without additional capital or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities, that might be necessary in the event that the Company cannot continue as a going concern.

3. Related Party Transactions

Office Space

EFT Holdings, Inc., an affiliate of the Company, provides office space to the Company on a rent-free basis.

Loans Payable - Related Parties

The following table sets forth outstanding loans payable to related parties as of the September 30, 2019, and December 31, 2018, respectively.

	September 30, 2019	December 31, 2018
EFT Holdings, Inc.	$689,607	$751,258
EF2T, Inc.	83,250	40,750
Astonia LLC	83,000	---
	$855,857	$792,008

Advances of $10,000 were received from EFT Holdings, Inc. ("EFT Holdings") and $12,677 were expenses paid by EFT Holdings on behalf of the Company, during the nine months ended September 30, 2019. During the nine months ended September 30, 2019, the Company repaid $84,328 loans due to EFT Holdings. The amounts due EFT Holdings bear interest at 5% per year, are secured by all future sales of the Company and have a maturity of one year. As of September 30, 2019, the Company owed EFT Holdings $243,445 in accrued and unpaid interest. All of EFT Holdings' advances at September 30, 2019, were past due and payable upon demand.

Advances of $42,500 were received from EF2T, Inc. ("EF2T") during the nine months ended September 30, 2019. The amounts due EF2T bear interest at 5% per year, are secured by all future sales of the Company, and have a maturity of one year. As of September 30, 2019, the Company owed EF2T $3,484 in accrued and unpaid interest.

Advances of $83,000 were received from Astonia, LLC ("Astonia") during the nine months ended September 30, 2019. Astonia is considered a "related party", due to the fact that the Company's President, Jack Jie Qin, is the manager of Astonia. The amounts due Astonia bear interest at 5% per year, are secured by all future sales of the Company, and have a maturity of one year. As of September 30, 2019, the Company owed Astonia $803 in accrued and unpaid interest.

4. Subsequent Events

Loans from Related Parties

In October 2019, the Company obtained a loan from EFT2 in the amount of $12,000. This amount due EFT2 bears interest at 5% per year, is secured by all future sales of the Company, and has a maturity of one year.

In October 2019, the Company obtained a loan from Astonia in the amount of $10,000. This amount due Astonia bears interest at 5% per year, is secured by all future sales of the Company, and has a maturity of one year.

In December 2019, the Company obtained three separate loans from Astonia in the total amount of $32,000. These amounts due Astonia bear interest at 5% per year, are secured by all future sales of the Company, and have a maturity of one year.

Acquisition of Black Bird Potentials Inc.

Effective January 1, 2020, the Company consummated a plan and agreement of merger (the “Merger Agreement”) with Black Bird Potentials Inc., a Wyoming corporation (“Black Bird”), pursuant to which Black Bird became a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the Company issued 120,000,000 shares of its common stock to the shareholders of Black Bird and four persons were added to the Company’s Board of Directors. Pursuant to the Merger Agreement, the Company’s four new directors were issued a total of 100,178,661 shares of Company common stock. Thus, a change in control of the Company occurred in connection with the Merger Agreement.

Cancellation of Debt Agreement

In conjunction with the Merger Agreement, the Company entered into a cancellation of stock agreement with its former majority shareholder, EFT Holdings, Inc., whereby it cancelled all 79,265,000 shares of common stock then owned by EFT Holdings, Inc.

Debt Forgiveness Agreements

In conjunction with the Merger Agreement, the Company entered into debt forgiveness agreements with related parties, as follows:

•	EFT Holdings, Inc.: the Company issued 18,221,906 shares of common stock to its former majority shareholder, EFT Holdings, Inc., in payment of $894,454 of indebtedness, principal and accrued interest, pursuant to a debt forgiveness agreement.

•	EF2T, Inc.: the Company issued 2,240,768 shares of common stock to a related party, EF2T, Inc., in payment of $109,992 of indebtedness, principal and accrued interest, pursuant to a debt forgiveness agreement.

•	Astonia LLC: the Company issued 2,831,661 shares of common stock to a related party, Astonia LLC, in payment of $138,997 of indebtedness, principal and accrued interest, pursuant to a debt forgiveness agreement.

Amendment of Articles of Incorporation

In January 2020, the Company filed a Certificate of Amendment to our Articles of Incorporation to change its corporate name to “Black Bird Potentials Inc.” The effective time of this corporate action will depend on the date on which FINRA issues its approval thereof.

Common Stock Issued for Services

In March 2020, the Company issued 100,000 shares of common stock to two third-party consultants pursuant to a consulting agreement, which shares were valued at $.08 per share, or $8,000, in the aggregate. In addition to the issuance of such shares, the third-party consultants are to be paid $500 per month and a sales commission equal to 5% of sales made through Black Bird’s GrizzlyCreekNaturals.com website. The term of the consulting agreement extends from March 20, 2020, through September 30, 2020, with an affirmed understanding that, assuming Black Bird approves of the results of the third-party consultants’ efforts, an extension is to be negotiated in good faith.

Regional Development and Distribution Agreement

In March 2020, Black Bird entered into a regional development and distribution agreement with Northland Partners, LLC (the “Tri-State Distributor”), who will focus on distribution of Black Bird’s products in North Dakota, South Dakota and Minnesota. Tri-State Distributor has the right to distribute Black Bird’s products anywhere in the United States.

Convertible Promissory Notes

In April 2020, the Company obtained a total of $50,000 in loans from two third parties ($25,000 from each). In consideration of each loan, the Company issued a $25,000 face amount convertible promissory note that bears interest at 10% per annum, with principal and interest due in January 2021. Each such convertible promissory note may be converted into shares of our common stock at the rate of one share for each $.001 of debt converted anytime after August 30, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Sole Board Member of

Digital Development Partners, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Digital Development Partners, Inc. (the “Company”) as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We had served as the Company's auditor since 2014.

Houston, Texas

May 3, 2019

DIGITAL DEVELOPMENT PARTNERS, INC.

Balance Sheets

	December 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash	$4,733	$1,573
Total Assets	4,733	1,573
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$231,553	$186,541
Related party loan payables	792,008	712,750
Total Liabilities	1,023,561	899,291
Stockholders’ Deficit
Common stock, $0.001 par value; 225,000,000 shares authorized, 85,970,665 shares issued and outstanding at December 31, 2018 an 2017, respectively	85,971	85,971
Additional paid-in capital	7,488,946	7,488,946
Accumulated deficit	(8,593,745)	(8,472,635)
Total Stockholders’ Deficit	(1,018,828)	(897,718)
Total Liabilities and Stockholders’ Deficit	$4,733	$1,573

The accompanying notes are an integral part of these financial statements.

DIGITAL DEVELOPMENT PARTNERS, INC.

Statements of Operations

	For the Years Ended December 31,
	2018	2017
Operating Expenses
General and administrative	$83,538	$76,231
Total operating expenses	83,538	76,231
Loss from operations	(83,538)	(76,231)
Other Expense
Interest Expense	(37,572)	(33,783)
Total Other Expense	(37,572)	(33,783)
Net Loss	$(121,110)	$(110,014)
Net Loss Per Common Share:
Basic and Diluted	$(0.00)	$(0.00)
Weighted Average Common Shares Outstanding:
Basic and Diluted	85,970,665	85,970,665

The accompanying notes are an integral part of these financial statements.

DIGITAL DEVELOPMENT PARTNERS, INC.

Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2018 and 2017

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, December 31, 2016	85,970,665	$85,971	$7,488,946	$(8,362,621)	$(787,704)
Net Loss	---	---	---	(110,014)	(110,014)
Balance, December 31, 2017	85,970,665	$85,971	$7,488,946	$(8,472,635)	$(897,718)
Net Loss	---	---	---	(121,110)	(121,110)
Balance, December 31, 2018	85,970,665	$85,971	7,488,946	$(8,593,745)	$(1,018,828)

The accompanying notes are an integral part of these financial statements.

DIGITAL DEVELOPMENT PARTNERS, INC.

Statements of Cash Flows

	For the Years Ended December 31,
	2018		2017
Cash flows from operating activities:
Net Loss		$(121,110)		$(110,014)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Accounts payable and accrued liabilities		45,012		34,324
Net cash used in operating activities		(76,098)		(75,690)
Cash flows from financing activities:
Proceeds from related party notes		79,258		62,750
Net cash provided by financing activities		79,258		62,750
Net increase (decrease) in cash		3,160		(12,940)
Cash, beginning of period		1,573		14,513
Cash, end of period		$4,733		$1,573

Supplemental cash flow disclosure
Interest paid	$	---	$	---
Taxes paid	$	---	$	---

The accompanying notes are an integral part of these financial statements.

DIGITAL DEVELOPMENT PARTNERS INC.

NOTES TO FINANCIAL STATEMENTS

1.        Basis of Presentation and Nature of Operations

Organization

The Company was incorporated as Cyprium Resources, Inc. under the laws of the State of Nevada December 22, 2006. The Company was originally formed for mineral exploration in the United States. On May 19, 2009 the Company’s name was changed to Digital Development Partners, Inc.

A reassessment of the Company’s direction resulted in a reorganization plan on February 17, 2010 which included:

1.	Acquisition of a new line of technology through the acquisition of the worldwide distribution and servicing rights to a cell phone enterprise based in Hong Kong;

2.	Change in management;

3.	Sale of the Company’s option on Top Floor Studio;

4.	Distribution of the Company’s shares in YuDeal, Inc. to the stockholders.

Pursuant to the plan, the Company’s interests in Top Floor Studio and YuDeal Inc. were disposed of in February, 2010. The Company’s option on Top Floor was sold to YuDeal, Inc. for YuDeal common stock, which in turn was traded for 20,095,000 shares of Company stock. These shares were returned to Treasury and cancelled. A residual of YuDeal stock was distributed to Company stockholders in March and April, 2010.

In conjunction with the reorganization the management team of the Company resigned. The Company’s president, Isaac Roberts, was replaced by Jack Jie Quin, president of EFT Holdings, Inc.

EFT Holdings, Inc. is the Company’s majority shareholder.

2.        Summary of Significant Accounting Policies and Going Concern

Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The Company also has a working capital deficit as of December 31, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s activities will necessitate significant uses of working capital beyond 2018. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s researching for new markets. The Company plans to continue financing its operations with cash received from financing activities, more specifically from related party loans.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Cash and Cash equivalents

Cash and equivalents include investments with initial maturities of three months or less. The Company had no cash equivalents as of December 31, 2018 and 2017.

Income Taxes

The Company accounts for income taxes utilizing ASC 740, “Income Taxes”. ASC 740 requires the measurement of deferred tax assets for deductible temporary differences and operating loss carry forwards, and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not included in the measurement. The Company recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns. The Company currently has substantial net operating loss carry forwards. The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with ASC 260, Earnings per Share, for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There is no potential dilutive securities as of December 31, 2018 or December 31, 2017. As there was a net loss for these periods, basic and diluted loss per share is the same for the twelve months ended December 31, 2018 and 2017.

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company's financial statements.

3.        Related Party Transactions

Loans Payable to Related Parties	December 31, 2018	December 31, 2017
EFT Holdings, Inc.	$751,258	$711,000
EF2T, Inc.	40,750	1,750
	$792,008	$712,750

Advances were received from EFT Holdings during the fiscal years ended December 31, 2018 and 2017 totaling $40,258 and $61,000, respectively. The amounts due EFT Holdings bear interest at 5% per year, are secured by all future sales of the Company and have a maturity of one year. As of December 31, 2018 and 2017 the Company owed EFT Holdings $215,608 and $179,291 in accrued and unpaid interest, respectively. Loans with outstanding balances of $719,310 are currently past due. EFT Holdings, Inc. has agreed to extend all of the past due loans for another term.

Advances were received from EFT2, Inc. during the fiscal year ended December 31, 2018 totaling $39,000 and $1,750, respectively. The amount due EFT2 bears interest at 5% per year, is secured by all future sales of the Company and has a maturity of one year. As of December 31, 2018 and 2017, the Company owed EFT2, Inc. $1,254 and $35 in accrued and unpaid interest, respectively. Loans with outstanding balances of $16,750 are currently past due. EFT2, Inc. has agreed to extend all of the past due loans for another term.

4.        Income Taxes

No provision was made for federal income tax for the year ended December 31, 2018, since the Company had net operating losses.

The Company has available net operating loss carry-forward of approximately $1,176,796, which begins to expire in 2029 unless utilized beforehand. The availability of the Company’s net operating loss carry forwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock. As presented below, the Company generated a deferred tax asset through the net operating loss carry-forward. However, a 100% valuation allowance has been established because the ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which the net operating loss carryforwards are available. Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities and available tax planning strategies that can be implemented by the Company in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the period in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a full valuation allowance such that the net deferred tax asset is $0 as of December 31, 2018 and 2017.

The 2017 Act reduces the corporate tax rate from 35% to 21% for tax years beginning after December 31, 2018. For net operating losses (NOLs) arising after December 31, 2018, the 2018 Act limits a taxpayer’s ability to utilize NOL carryforwards to 80% of taxable income. In addition, NOLs arising after 2017 can be carried forward indefinitely, but carryback is generally prohibited. NOLs generated in tax years beginning before January 1, 2018 will not be subject to the taxable income limitation. The 2017 Act would generally eliminate the carryback of all NOLs arising in a tax year ending after 2017 and instead would permit all such NOLs to be carried forward indefinitely.

	As of December 31,
	2018		2017
Deferred tax assts:
Net operating loss carryforwards		$247,127		$221,694
Less: valuation allowance		(247,127)		(221,694)
Net deferred tax assets	$	---	$	---

5.        Subsequent Events

Subsequent to December 31, 2018 the Company borrowed $2,500, from EF2T, Inc. and $18,226 from EFT Holdings, Inc., both related parties. The amounts due EF2T, Inc. and EFT Holdings bear interest at 5% per year and have a maturity of one year.

BLACK BIRD POTENTIALS INC.

BALANCE SHEETS

September 30, 2019, and December 31, 2018

	9/30/19 (unaudited)	12/31/18 (audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,611		$37,662
Accounts receivable	10,462		---
Subscription receivable	---		5,000
Inventory, including pre-paid inventory	38,153		---
Total current assets	67,226		42,662
OTHER ASSETS
Investment in pesticide product license, net of amortization of $2,470	34,535		---
Deferred offering cost	6,550		---
Total other assets	41,085		---
TOTAL ASSETS	108,311		42,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$455	$	---
TOTAL LIABILITIES	455		---
STOCKHOLDERS’ EQUITY
Preferred Stock - 1,000,000 shares authorized, $0.00001 par value; 1,000,000 shares and 1,000,000 shares issued and outstanding at September 30, 2019, and December 31, 2018, respectively	$10		$10
Common Stock - 300,000,000 shares authorized, $0.00001 par value; 52,358,000 shares and 47,115,000 shares issued and outstanding at September 30, 2019, and December 31, 2018, respectively	523		471
Common stock subscribed	---		5,000
Additional paid-in capital	164,417		37,319
Retained earnings (accumulated deficit)	(57,094)		(138)
Total stockholders’ equity	107,856		42,662
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	108,311		42,662

The accompanying notes are an integral part of these unaudited financial statements.

BLACK BIRD POTENTIALS INC.

STATEMENT OF INCOME

For the Nine Months Ended September 30, 2019

Nine Months Ended 9/30/19 (unaudited)
REVENUES	$19,847
COST OF GOODS SOLD	4,061
GROSS PROFIT	15,786
EXPENSES
Professional and consulting services	39,570
Amortization	2,470
Website and related services	7,815
General and administrative	20,382
TOTAL EXPENSES	70,237
INCOME (LOSS) BEFORE TAXES	(54,451)
Income tax expense	(2,505)
NET INCOME (LOSS)	$(56,956)
NET INCOME (LOSS) PER COMMON SHARE
Basic and diluted	$(0.00)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	51,711,500

The accompanying notes are an integral part of these unaudited financial statements.

BLACK BIRD POTENTIALS INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2019 (unaudited)

	Preferred Stock			Common Stock
	Shares	Amount		Shares	Amount		Common Stock Subscribed		Additional Paid-in Capital		Retained Earnings (Accumulated Deficit)		Total
Balances at October 16, 2018	---	$	---	---	$	---	$	---	$	---	$	---	$	---
Contributions	1,000,000		10	47,115,000		471		5,000		37,319		---		42,800
Distributions	---		---	---		---		---		---		---		---
Net Income (Loss)	---		---	---		---		---		---		(138)		(138)
Balance, December 31, 2018	1,000,000		10	47,115,000		471		5,000		37,319		(138)		42,662
Contributions	---		---	3,203,000		32		(5,000)		88,118		---		83,150
Distributions	---		---	---		---		---		---		---		---
Common stock issued for services	---		---	2,040,000		20		---		38,980		---		39,000
Net Income (Loss)	---		---	---		---		---		---		(56,956)		(56,956)
Balance, September 30, 2019	1,000,000		$10	52,358,000		$523	$	---		$164,417		$(57,094)		$107,856

The accompanying notes are an integral part of these unaudited financial statements.

BLACK BIRD POTENTIALS INC.

STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2019

	Nine Months Ended 9/30/19 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)		$(56,956)
Adjustments to Reconcile Net Income to Net Cash
Amortization		2,470
Stock issued for services		39,000
(Increase) in accounts receivable		(10,462)
Increase in accounts payable		455
NET CASH USED FOR OPERATING ACTIVITIES		(25,493)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of inventory		(40,153)
Investment in pesticide product license		(37,005)
Deferred offering expense		(6,550)
NET CASH USED FOR INVESTING ACTIVITIES		(83,708)
CASH FLOWS FROM FINANCING ACTIVITIES
Subscription receivable		5,000
Proceeds from issuance of common stock for cash		85,150
NET CASH PROVIDED BY FINANCING ACTIVITIES		90,150
NET CHANGE IN CASH		(19,051)
Cash beginning of period		37,662
Cash end of period		$18,611

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes paid	$	---
Interest paid	$	---

The accompanying notes are an integral part of these unaudited financial statements.

BLACK BIRD POTENTIALS INC.

NOTES TO THE FINANCIAL STATEMENTS

September 30, 2019

(unaudited)

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Black Bird Potentials Inc. (the “Company”) is a corporation that was formed in Wyoming on October 16, 2018. The Company has adopted a December 31st calendar year end for reporting requirements.

The Company has become engaged in the production and sale of products containing Cannabidiol, or CBD, derived from industrial hemp that contains no more than 0.3% THC. These products are marketed under the “Grizzly Creek Naturals” trademark. Also, the Company has applied to become part of the Montana Hemp Pilot Program, under which the Company would become a grower of industrial hemp. The Company expects to be accepted into the Montana Hemp Pilot Program during the first quarter of 2019.

The Company has developed an environmentally-friendly pesticide, MiteXstream, that targets spider mites, which are a significant problem in the cultivation of cannabis (marijuana and industrial hemp) and hops. During the first quarter of 2019, the Company intends to apply to the U.S. Environmental Protection Agency for the certification of MiteXstream as a pesticide. Sales of MiteXstream will not commence until EPA certification is achieved.

Revenue Recognition

Revenues are recognized upon shipment of goods from the Company’s facilities or upon notification of direct shipment from the Company’s suppliers to the Company’s customers. There was no revenue generated during the year ended December 31, 2018.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, these include cash on hand, cash in checking and savings accounts with banks. All short-term debt securities with a maturity of three months or less are considered cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Leases

Leases that meet the criteria for capitalization are classified as capital leases. Leases that do not meet such criteria are classified as operating leases and related rentals are charged to expense as incurred. As of December 31, 2018, there were no such leases.

Concentration of Cash and Credit Risk

The Company maintains corporate cash balances which, at times, may exceed federally insured limits. Management believes it is not exposed to any significant risk on its cash balances. At December 31, 2018, the Company had no uninsured cash balances

Advertising

Advertising Costs are expensed in the year incurred. The Company incurred no advertising expense for the year ended December 31, 2018.

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES-continued

Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, “Fair Value Measurements and Disclosures”, defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

The carrying amounts reported in the balance sheets for cash and cash equivalents and receivables are a reasonable estimate of fair value.

NOTE B - INCOME TAXES

The Company accounts for income taxes in accordance with the FASB ASC Topic 740, Income Taxes, which requires the recognition of deferred income taxes for the differences between the basis of assets and liabilities for financial statement and income tax purposes.

The differences relate principally to depreciation and amortization of property and equipment, related party interest and allowance for loan losses. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be deductible or taxable when the assets to the amount expected to be realized. The Company adopted the provisions of FASB ASC 740-10-25, which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FASB ASC 740-10-25 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions.

NOTE C - REGULATION A OFFERING

In April 2019, the Company’s Form 1-A Offering Statement filed with the SEC, relating to an offering pursuant to Regulation A under the Securities Act of 1933, as amended, was “qualified” by the SEC. The Company is offering up to 5,000,000 shares of its common stock at an offering price of $.05 per share. As of September 30, 2019, the Company had sold 703,000 shares of its common stock for a total of $35,150 pursuant to such offering.

NOTE D - STOCK ISSUANCES

During the nine months ended September 30, 2019, the Company issued shares of its common stock, as follows:

•	Pursuant to a private offering, the Company sold a total of 2,500,000 shares of common stock for $50,000 in cash, a per share price of $.02.

•	Pursuant to the Company’s Regulation A offering, the Company sold a total of 703,000 shares of common stock for $35,150 in cash, a per share price of $.05.

•	The Company issued 1,250,000 shares of common stock to a third-party consultant, which shares were valued at $.01 per share, or $12,500, in the aggregate.

•	The Company issued 500,000 shares of common stock to a third-party consultant, which shares were valued at $.02 per share, or $10,000, in the aggregate.

•	The Company issued a total of 290,000 shares of common stock to six separate third-party consultants, which shares were valued at $.05 per share, or $14,500, in the aggregate.

NOTE E - SUBSCRIPTION RECEIVABLE

At December 31, 2018, cash relating to a subscription for $5,000 of common stock under a private offering had not been received by the Company. Such subscription amount was received by the Company in January 2019.

NOTE F - RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2019, the Company’s President, Fabian G. Deneault, provided required office space and greenhouse space at no charge.

In October 2018, the Company sold securities to related parties, as follows:

•	One of the Company’s officers and directors, Fabian G. Deneault, purchased 22,500,000 shares of common stock and 500,000 shares of Series A Super Voting Convertible Preferred Stock for a total of $250 in cash.

•	The law firm in which on one of the Company’s officers and directors, Eric Newlan, is a partner purchased 22,500,000 shares of common stock and 500,000 shares of Series A Super Voting Convertible Preferred Stock for a total of $250 in cash.

In December 2018, Fabian G. Deneault purchased 200,000 shares of common stock in a private offering for $4,000 in cash, a per share price of $.02.

The Company has entered into a Distribution and Private Label Agreement (the “Distribution Agreement”) with Thoreauvian Product Services, LLC, a company controlled by the Company’s officers and directors, Fabian G. Deneault and Eric Newlan, relating to MiteXstream (the “Private Label Product”). The Distribution Agreement’s effective date is January 1, 2019, with an initial term of 10 years and a single 10-year renewal term.

Under the Distribution Agreement, the Company has the exclusive right to distribute and sell the Private Label Product in the United States and Canada. In addition, the Company is required to pay a $20,000 exclusivity fee and to purchase $20,000 of the Private Label Product in conjunction with the signing of the Distribution Agreement and to purchase not less than $20,000 of the Private Label Product each year. In addition, the Company is required to pay all costs in excess of $20,000 associated with MiteXstream’s becoming approved by the U.S. EPA (and relevant states) as a pesticide. During the nine months ended September 30, 2019, the Company paid (1) the required exclusivity fee ($20,000), (2) or the required Private Label Product amount ($20,000) and (3) a total of $12,962 in EPA-related costs.

NOTE G - DISTRIBUTION AGREEMENTS

In July 2019, the Company entered into a distribution agreement with a Montana-based company with respect to the Company’s Grizzly Creek Naturals products.

In September 2019, the Company entered into a distribution agreement with a Las Vegas, Nevada-based company with respect to the Company’s Grizzly Creek Naturals products. Such distributor purchased $8,882 of Grizzly Creek Naturals products upon the execution of the distribution agreement.

NOTE H - STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Preferred Stock.

During the year ended December 31, 2018, the Company sold a total of 1,000,000 shares of its preferred stock to its founders for cash in the total amount of $10. During the nine months ended September 30, 2019, the Company did not issue any shares of preferred stock. (See Note F - Related Party Transactions).

Common Stock.

Stock Issued for Cash.

During the nine months ended September 30, 2019, the Company sold shares of its common stock for cash, as follows: 2,500,000 shares of common stock were sold for a total of $50,000 in cash, a per share price of $.02; and 703,000 shares of common stock were sold for a total of $35,150 in cash, a per share price of $.05.

During the year ended December 31, 2018, the Company sold shares of its common stock for cash, as follows: 45,000,000 shares of common stock were sold for a total of $400 in cash (Note F - Related Party Transactions); and 2,115,000 shares of common stock were sold for a total of $42,300 in cash, a per share price of $.02, $5,000 of which amount was a subscription receivable at December 31, 2018.

Stock Issued for Services.

During the nine months ended September 30, 2019, the Company issued shares of its common stock to third-party consultants in payment of services, as follows: 1,250,000 shares of common stock were issued to a third-party consultant, which shares were valued at $.01 per share, or $12,500, in the aggregate; 500,000 shares of common stock were issued to a third-party consultant, which shares were valued at $.02 per share, or $10,000, in the aggregate; and a total of 290,000 shares of common stock were issued to six separate third-party consultants, which shares were valued at $.05 per share, or $14,500, in the aggregate.

During the year ended December 31, 2018, the Company did not issue shares of its common stock in payment of services.

Common Stock Subscribed.

At December 31, 2018, the Company had a stock subscription receivable in the amount of $5,000 from a single third party. In January 2019, such stock subscription receivable was received by the Company.

Additional Paid-in Capital.

During the nine months ended September 30, 2019, total additional paid-in capital from issuances of common stock of the Company totaled $164,417,$125,437 of which is attributable to cash received in excess of stated capital and $38,980 of which is attributable to the value of shares of common stock issued being in excess of stated capital. During the year ended December 31, 2018, total additional paid-in capital from issuances of common stock of the Company totaled $37,319, all of which is attributable to cash received in excess of stated capital. No additional paid-in capital was derived from the sale of Company preferred stock.

Retained Earnings (Accumulated Deficit).

For the nine months ended September 30, 2019, the Company had a net loss of $56,956 compared to a net loss of $138 for the year ended December 31, 2018, for a total accumulated deficit at September 30, 2019, of $(57,094).

Total Stockholders’ Equity.

Total stockholders’ equity increased from $42,662 at December 31, 2018, to $107,856 at September 30, 2019. The Company’s stockholders’ equity is primarily attributable to sales of its securities in the total amount of $125,950.

NOTE I - SUBSEQUENT EVENTS

Subsequent to September 30, 2019, the Company has sold a total of 1,861,000 in its Regulation A offering for a total of $93,050 in cash.

Subsequent to September 30, 2019, the Company has issued a total of 700,000 shares of common stock to three separate third-party consultants, which shares were valued at $.05 per share, or $35,000, in the aggregate.

Effective January 1, 2020, the Company consummated a plan and agreement of merger (the “Merger Agreement”) with Digital Development Partners, Inc., a publicly-traded company (“DGDM”), pursuant to which the Company became a wholly-owned subsidiary of DGDM.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Black Bird Potentials Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Black Bird Potentials Inc. (the Company) as of December 31, 2018, and the related statements of operations, stockholders’ equity, and cash flows for the period from October 16, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from October 16, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FARMER, FUQUA & HUFF, P.C.

Farmer, Fuqua, & Huff, P.C.

We have served as the Company’s auditor since 2020

Richardson, TX

March 20, 2020

BLACK BIRD POTENTIALS INC.

BALANCE SHEET
December 31, 2018

ASSETS
CURRENT ASSETS
Cash and cash equivalents		$37,662
Subscription receivable		5,000
Total current assets		42,662
TOTAL ASSETS		$42,662
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES	$	---

STOCKHOLDERS’ EQUITY
Preferred stock, $0.00001 par value, 1,000,000 shares authorized, 1,000,000 issued and outstanding at December 31, 2018		$10
Common stock, $0.00001 par value, 300,000,000 shares authorized, 47,115,000 issued and outstanding at December 31, 2018		471
Common stock subscribed		5,000
Additional paid-in capital		37,319
Retained earnings (accumulated deficit)		(138)
Total stockholders’ equity		$42,662
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$42,662

See accountants’ report and accompanying notes.

BLACK BIRD POTENTIALS INC.

STATEMENT OF OPERATIONS Year

Ended December 31, 2018

REVENUES	$	---

EXPENSES
General and administrative		138
Total expenses		138

INCOME (LOSS) BEFORE TAXES		(138)
Income tax expense		---

NET LOSS		$(138)

See accountants’ report and accompanying notes.

BLACK BIRD POTENTIALS INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

Year Ended December 31, 2018

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount		Common Stock Subscribed		Additional Paid-in Capital		Retained Earnings (Accumulated Deficit)		Total
Balances at October 16, 2018	---	$---	---	$	---	$	---	$	---	$	---	$	---
Contributions	1,000,000	10	47,115,000		471		5,000		37,319		---		42,800
Distributions	---	---	---		---		---		---		---		---
Net Income (Loss)	---	---	---		---		---		---		(138)		(138)
Balance, December 31, 2018	1,000,000	$10	47,115,000		$471		$5,000		$37,319		$(138)		$42,662

See accountants’ report and accompanying notes.

BLACK BIRD POTENTIALS INC.

STATEMENT OF CASH FLOWS

Year Ended December 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		$(138)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in operating assets and liabilities		---
Net cash used for operating activities		(138)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of preferred stock		$10
Proceeds from issuance of common stock		471
Stockholders’ contribution of additional paid in capital		37,319
Net cash provided by financing activities		37,800
Net increase in cash and cash equivalents		37,622
Cash and cash equivalents at beginning of period		---
Cash and cash equivalents at end of period		$37,622

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Increase in subscription receivable for common stock issued in the amount of $5,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$	---
Interest expense	$	---

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$	---

See accountants’ report and accompanying notes.

BLACK BIRD POTENTIALS INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2018

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Black Bird Potentials Inc. (the “Company”) is a corporation that was formed in Wyoming on October 16, 2018. The Company has adopted a December 31st calendar year end for reporting requirements.

The Company has become engaged in the production and sale of products containing Cannabidiol, or CBD, derived from industrial hemp that contains no more than 0.3% THC. These products are marketed under the “Grizzly Creek Naturals” trademark. Also, the Company has applied to become part of the Montana Hemp Pilot Program, under which the Company would become a grower of industrial hemp. The Company expects to be accepted into the Montana Hemp Pilot Program during the first quarter of 2019.

The Company has developed an environmentally-friendly pesticide, MiteXstream, that targets spider mites, which are a significant problem in the cultivation of cannabis (marijuana and industrial hemp) and hops. During the first quarter of 2019, the Company intends to apply to the U.S. Environmental Protection Agency for the certification of MiteXstream as a pesticide. Sales of MiteXstream will not commence until EPA certification is achieved.

Revenue Recognition

Revenues are recognized upon shipment of goods from the Company’s facilities or upon notification of direct shipment from the Company’s suppliers to the Company’s customers. There was no revenue generated during the year ended December 31, 2018.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, these include cash on hand, cash in checking and savings accounts with banks. All short-term debt securities with a maturity of three months or less are considered cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Leases

Leases that meet the criteria for capitalization are classified as capital leases. Leases that do not meet such criteria are classified as operating leases and related rentals are charged to expense as incurred. As of December 31, 2018, there were no such leases.

Concentration of Cash and Credit Risk

The Company maintains corporate cash balances which, at times, may exceed federally insured limits. Management believes it is not exposed to any significant risk on its cash balances. At December 31, 2018, the Company had no uninsured cash balances

Advertising

Advertising Costs are expensed in the year incurred. The Company incurred no advertising expense for the year ended December 31, 2018.

BLACK BIRD POTENTIALS INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2018

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES-continued

Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, “Fair Value Measurements and Disclosures”, defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

The carrying amounts reported in the balance sheets for cash and cash equivalents and receivables are a reasonable estimate of fair value.

NOTE B - INCOME TAXES

The Company accounts for income taxes in accordance with the FASB ASC Topic 740, Income Taxes, which requires the recognition of deferred income taxes for the differences between the basis of assets and liabilities for financial statement and income tax purposes.

The differences relate principally to depreciation and amortization of property and equipment, related party interest and allowance for loan losses. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be deductible or taxable when the assets to the amount expected to be realized. The Company adopted the provisions of FASB ASC 740-10-25, which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FASB ASC 740-10-25 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions.

NOTE C - SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 30, 2020, the date on which the financial statements were available to be issued.

DIGITAL DEVELOPMENT PARTNERS, INC.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma financial statements are based on the historical financial statements of Digital Development Partners, Inc. (“DGDM”) and Black Bird Potentials Inc. (“BBP”) after giving effect to DGDM’s acquisition of BBP (the “Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements. The effective date of the Acquisition was January 1, 2020.

Unaudited Pro Forma Balance Sheet

The following unaudited pro forma balance sheet has been derived from the balance sheet of DGDM at September 30, 2019 (unaudited), and adjusts such information to give effect to the acquisition of BBP, as if the acquisition had occurred at September 30, 2019. The unaudited pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at September 30, 2019. The unaudited pro forma balance sheet should be read in conjunction with the notes thereto and BBP’s financial statements and related notes thereto contained elsewhere herein.

	DGDM	BBP	Pro Forma Adjustments		Pro Forma
Cash and cash equivalents	$1,534	$18,611	$	---	$20,145
Accounts receivable	---	10,462		---	10,462
Inventory, net	---	38,153		---	38,153
Total current assets	1,534	67,226		---	68,760
Other assets	---	41,085		---	41,085
Total assets	$1,534	$108,311	$	---	$109,845
Liabilities	1,109,612	455		(1,103,589)	6,478
Stockholders’ Equity (Deficit)
Preferred stock	---	10		(10)	---
Common stock	85,971	523		63,506	150,000
Additional paid-in capital	7,488,946	164,417		982,999	8,636,362
Retained earnings (deficit)	(8,682,995)	(57,094)		57,094	(8,682,995)
Total stockholders’ equity (deficit)	(1,108,078)	107,856		1,103,589	103,367
Total liabilities and stockholders’ equity (deficit)	$1,534	$108,311	$	---	$109,845

See accompanying notes to unaudited pro forma financial statements.

Unaudited Pro Forma Statements of Operations

Nine Months Ended September 30, 2019

The following pro forma statement of operations has been derived from the statement of operation of DGDM at September 30, 2019, and adjusts such information to give effect to the acquisition of BBP, as if the acquisition had occurred at January 1, 2019. The pro forma statement of operations is presented for informational purposes only and does not purport to be indicative of the results of operations that would have resulted if the acquisition had been consummated at January 1, 2019. The pro forma statement of operations should be read in conjunction with BBP’s financial statements and related notes thereto contained elsewhere in this filing.

	DGDM		BBP	Pro Forma Adjustments		Pro Forma
Revenues	$	---	$19,847	$	---	$19,847
Cost of goods sold		---	4,061		---	4,061
Gross profit		---	15,786		---	15,786
Expenses
Professional and consulting services		---	39,570		---	39,570
Amortization		---	2,470		---	2,470
Website and related services		---	7,815		---	7,815
General and administrative		58,432	20,382			78,814
Total expenses		58,432	70,237		---	128,669
Interest expense		(30,818)	---		---	(30,818)
Income (loss) before taxes		(89,250)	(54,451)		---	(143,701)
Income tax expense		---	(2,505)		---	(2,505)
Net income (loss)		$(89,250)	$(56,956)	$	---	$(146,206)
Net income (loss) per share
Basic and Diluted		$(0.00)	$(0.00)	$	---	$(0.00)
Weighted average shares outstanding
Basic and Diluted		85,970,665	51,711,500		64,029,335	150,000,000

See accompanying notes to unaudited pro forma financial statements.

Unaudited Pro Forma Statements of Operations (Cont.)

Year Ended December 31, 2018

The following pro forma statement of operations has been derived from the statement of operations of DGDM at December 31, 2018, and adjusts such information to give effect to the acquisition of BBP, as if the acquisition had occurred at January 1, 2018. The pro forma statement of operations is presented for informational purposes only and does not purport to be indicative of the results of operations that would have resulted if the acquisition had been consummated at January 1, 2018. The pro forma statement of operations should be read in conjunction with BBP’s financial statements and related notes thereto contained elsewhere in this filing.

	DGDM		BBP		Pro Forma Adjustments		Pro Forma
Revenues	$	---	$	---	$	---	$	---
Cost of goods sold		---		---		---		---
Gross profit		---		---		---		---
Expenses
General and administrative		83,538		138				83,676
Total expenses		83,538		138		---		83,676
Interest expense		(37,572)		---		---		(37,572)
Income (loss) before taxes		(121,110)		(138)		---		(121,248)
Income tax expense		---		---		---		---
Net income (loss)		$(121,110)		$(138)	$	---		$(121,248)
Net income (loss) per share
Basic and Diluted		$(0.00)		$(0.00)	$	---		$(0.00)
Weighted average shares outstanding
Basic and Diluted		85,970,665		47,115,000		64,029,335		150,000,000

See accompanying notes to unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Financial Statements

Note 1. Basis of Unaudited Pro Forma Presentation

The unaudited pro forma balance sheet as of September 30, 2019, and the unaudited pro forma statements of operations for the nine months ended September 30, 2019, and for the year ended December 31, 2018, are based on the historical financial statements of DGDM and BBP after giving effect to DGDM’s acquisition of BBP (the “Acquisition”) and the assumptions and adjustments described in the notes herein. No pro forma adjustments were required to conform BBP’s accounting policies to DGDM’s accounting policies.

The unaudited pro forma balance sheet as of September 30, 2019, is presented as if the Acquisition had occurred on September 30, 2019. The unaudited pro forma statement of operations of DGDM and BBP for the nine months ended September 30, 2019, is presented as if the Acquisition had taken place on January 1, 2019. The unaudited pro forma statement of operations of DGDM and BBP for the year ended December 31, 2018, is presented as if the Acquisition had taken place on January 1, 2018.

The unaudited pro forma financial statements are not intended to represent or be indicative of the results of operations or financial position of DGDM that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of DGDM.

Note 2. BBP Acquisition

Effective January 1, 2020, DGDM entered into a Plan and Agreement of Merger with BBP (the “Merger Agreement”), pursuant to which DGDM acquired BBP, a company that is (a) engaged in the production and sale of products containing Cannabidiol, or CBD, derived from industrial hemp that contains no more than 0.3% THC, (b) a licensed participant in the Montana Hemp Pilot Program (c) the exclusive distributor of an environmentally-friendly pesticide, MiteXstream, that targets spider mites, which are a significant problem in the cultivation of cannabis (marijuana and industrial hemp), coffee and hops. DGDM has adopted the business plan of BBP as its overall corporate business plan. Pursuant to the Merger Agreement, DGDM issued a total of 120,000,000 shares of common stock to the shareholders of BBP, all of which shares are considered “restricted securities.”

Acquisition-related expenses, including legal and accounting fees and other external costs directly related to the acquisition, were expensed as incurred.

Note 3. Pro Forma Adjustments

With respect to the unaudited pro form balance sheet, pro forma adjustments were made only to current liabilities, which adjustments were made to reflect the cancellation of $1,143,443 of DGDM debt existing as of September 30, 2019, by the issuance of shares. Subsequent to September 30, 2019, during the three months ended December 31, 2019, DGDM obtained additional loans and incurred additional interest in the total amount of $39,854. This additional $33,831 of debt was cancelled by issuance of shares on January 1, 2020.

With respect to the unaudited pro form balance sheet, no pro forma adjustments are included. With respect to the unaudited pro forma statements of income, pro forma adjustments were made only to weighted average shares outstanding, which adjustments were made to reflect the issuances and a cancellation of shares in connection with the Merger Agreement, as follows: (a) the cancellation of 79,265,000 shares by a related party, (b) the issuance of a total of 23,294,335 shares in cancellation of indebtedness and (c) the issuance of 120,000,000 shares pursuant to the Merger Agreement.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1+	Plan and Agreement of Merger between and among Digital Development Partners, Inc., Bird Acquisition Corp. (a Wyoming corporation) and Black Bird Potentials Inc. (a Wyoming corporation).
3.1+	Articles of Incorporation, incorporated by reference from Registration Statement on Form SB-2 (File No. 333-145951)
3.2+	Bylaws of Registrant, incorporated by reference from Registration Statement on Form SB-2 (File No. 333-145951)
3.3+	Certificate of Change Pursuant to NRS 78.209 filed May 20, 2009.
3.4#	Articles of Merger filed May 20, 2009.
3.5#	Certificate of Amendment to Articles of Incorporation filed January 31, 2020.
4.1*	Form of Subscription Agreement
10.1+	Debt Forgiveness Agreement between Digital Development Partners, Inc. and EFT Holdings, Inc.
10.2+	Debt Forgiveness Agreement between Digital Development Partners, Inc. and EF2T, Inc.
10.3+	Debt Forgiveness Agreement between Digital Development Partners, Inc. and Astonia LLC.
10.4+	Cancellation of Stock Agreement between Digital Development Partners, Inc. and EFT Digitech, Inc.
10.5+	Distribution Agreement between Black Bird Potentials Inc. (a Wyoming corporation) and CBD INC Limited Liability Partnership.
10.6+	Distribution Agreement between Black Bird Potentials Inc. (a Wyoming corporation) and Gorilla Mitts, LLC.
10.7+	Regional Development and Distribution Agreement between Black Bird Potentials Inc. (a Wyoming corporation) and Northland Partners, LLC.
10.8+	Consulting Agreement among Digital Development Partners, Inc, Black Bird Potentials Inc. (a Wyoming corporation) and Dylan Hunt and Kaitlin Appell.
10.9	Convertible Promissory Note dated April 30, 2020, in favor of GPL Ventures, LLC, face amount $25,000.
10.10	Convertible Promissory Note dated April 30, 2020, in favor of Tri-Bridge Ventures, LLC, face amount $25,000.
11.1*	Consent of Independent Auditor
11.2*	Consent of Independent Registered Public Accounting Firm
11.3*	Consent of Counsel (included in Exhibit 12.1)
12.1*	Opinion re: Legality

* Filed herewith.

+ Incorporated by reference as indicated.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ronan, State of Montana, on May 12, 2020.

DIGITAL DEVELOPMENT PARTNERS, INC.

By: /s/ FABIAN G. DENEAULT
Fabian G. Deneault
President

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ FABIAN G. DENEAULT	May 12, 2020
Fabian G. Deneault
President and Director
May 12, 2020
/s/ WILLIAM E. SLUSS
William E. Sluss
Vice President-Finance, Chief Financial Officer [Principal Accounting Officer] and Director

/s/ ERIC NEWLAN	May 12, 2020
Eric Newlan
Vice President, Secretary and Director

/s/ L. A. NEWLAN, JR.	May 12, 2020
L. A. Newlan, Jr.
Vice President, Secretary and Director

/s/ JACK JIE QIN	May 12, 2020
Jack Jie Qin
Director

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